UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.     )

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Isilon Systems, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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April 26, 2010

Dear Isilon Stockholder:

You are cordially invited to attend the 2010 annual meeting of stockholders of Isilon Systems, Inc., which will be held on Wednesday, May 19, 2010, at 10:00 a.m. at 3101 Western Avenue, Seattle, Washington 98121.

Details of the business to be conducted at the meeting are contained in the notice of annual meeting and the proxy statement that follow.

Whether or not you plan to attend the annual meeting, your vote will ensure that your shares are represented. We hope that you will vote your shares as soon as possible. You may vote via the Internet, by telephone, or by mailing a completed proxy card in the enclosed envelope. If you decide to attend the annual meeting, you will be able to vote in person, even if you have previously submitted your proxy.

We urge you to carefully review the proxy materials and to vote FOR the director nominees, FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the 2010 fiscal year and FOR the approval of our 2006 Equity Incentive Plan (As Amended).

Thank you for your interest in Isilon.

Sincerely,

Sujal M. Patel
President and Chief Executive Officer

ISILON SYSTEMS, INC.

3101 Western Avenue

Seattle, Washington 98121

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 19, 2010

To the Stockholders of Isilon Systems, Inc.:

The 2010 annual meeting of stockholders of Isilon Systems, Inc. will be held at 3101 Western Avenue, Seattle, Washington 98121 on Wednesday, May 19, 2010, at 10:00 a.m., local time, for the following purposes:

1.	To elect as Class I directors the two nominees named in the attached proxy statement.

2.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the 2010 fiscal year.

3.	To approve the 2006 Equity Incentive Plan (As Amended).

The stockholders will also act on any other business that may properly come before the meeting.

The foregoing items of business are more fully described in the proxy statement accompanying this notice. The board of directors has fixed the close of business on March 23, 2010, as the record date for the determination of stockholders entitled to notice of and to vote at the meeting. A list of stockholders will be available for inspection at least ten days prior to the annual meeting at our principal executive offices at 3101 Western Avenue, Seattle, Washington 98121.

The proxy statement for this annual meeting and the annual report to stockholders for the fiscal year ended December 31, 2009, are available at www.RRDEZProxy.com/2010/ISLN.

By Order of the Board of Directors,

Keenan M. Conder
Vice President, General Counsel and Corporate Secretary

Seattle, Washington

April 26, 2010

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE VOTE AS SOON AS POSSIBLE TO ENSURE THAT YOUR VOTE IS RECORDED PROMPTLY. MOST STOCKHOLDERS HAVE THREE OPTIONS FOR SUBMITTING THEIR VOTES: (1) VIA THE INTERNET; (2) BY TELEPHONE; OR (3) BY MAIL. WE ENCOURAGE YOU TO RECORD YOUR VOTE VIA THE INTERNET. IT IS CONVENIENT AND SAVES US SIGNIFICANT POSTAGE AND PROCESSING COSTS. YOUR COMPLETED PROXY, OR YOUR TELEPHONE OR INTERNET VOTE, WILL NOT PREVENT YOU FROM ATTENDING THE MEETING AND VOTING IN PERSON SHOULD YOU SO CHOOSE.

ISILON SYSTEMS, INC.

3101 Western Avenue

Seattle, Washington 98121

PROXY STATEMENT

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING

This proxy statement contains information about the 2010 annual meeting of stockholders of Isilon Systems, Inc., to be held at 3101 Western Avenue, Seattle, Washington 98121 on Wednesday, May 19, 2010, commencing at 10:00 a.m., local time. Our telephone number is (206) 315-7500. You may obtain directions to the location of the annual meeting by visiting our website at www.isilon.com.

This proxy statement is furnished in connection with the solicitation of proxies by the board of directors of Isilon Systems, Inc. (which is also referred to as Isilon, the company, we, us or our in this proxy statement), for use at the annual meeting and any adjournment of that meeting.

•	THIS PROXY STATEMENT summarizes information about the proposals to be considered at the annual meeting and other information you may find useful in determining how to vote.

•	THE PROXY CARD is the means by which you authorize designated persons to vote your shares in accordance with your instructions.

We mailed this proxy statement and the enclosed proxy card to stockholders for the first time on or about April 26, 2010. In the mailing, we included copies of our annual report to stockholders for the fiscal year ended December 31, 2009.

In addition, you may request to receive future proxy materials in printed form by mail or electronically. Your election to receive future proxy materials by mail or electronically will remain in effect until you terminate such election.

Who is entitled to vote at the meeting?

The board set March 23, 2010, as the record date for the 2010 annual meeting of stockholders. You can vote if you were a registered or beneficial stockholder of Isilon at the close of business on the record date. At the close of business on the record date, we had 65,196,306 shares of our common stock outstanding and entitled to vote. Each share of common stock is entitled to one vote on each matter presented. There is no cumulative voting.

How do I vote my shares?

If you are a “registered stockholder,” meaning that you own your shares in your own name and not through a bank or brokerage firm, you may vote in one of four ways:

1.	Vote over the Internet. You may vote your shares over the Internet by following the instructions included on your proxy card;

2.	Vote by telephone. You may vote your shares by telephone by following the instructions included on your proxy card;

3.	Vote by mail. You may vote by completing and signing the proxy card enclosed with this proxy statement and promptly mailing it in the enclosed postage-prepaid envelope; or

4.	Vote in person. If you attend the meeting, you may vote by delivering your completed proxy card in person or you may vote by completing a ballot. Ballots will be available at the meeting.

If you are a registered stockholder and you do not cast your vote, no votes will be cast on your behalf on any of the items of business at the annual meeting.

If you are a “beneficial stockholder,” meaning that your shares are held in “street name” by a brokerage firm, your brokerage firm is considered the record holder of the shares and is required to vote your shares according to your instructions. You may vote as follows:

1.	Voting, generally. You will need to follow the directions your brokerage firm provides you. If you are a beneficial stockholder and do not submit voting instructions to your broker, New York Stock Exchange, or NYSE, member brokers may only vote your shares as described below.

•

Routine Items. Proposals 2 and 3 are considered “routine” items. NYSE member brokers that do not receive instructions from beneficial stockholders may vote on these proposals in their discretion, subject to any voting policies adopted by the broker holding your shares.

•	Non-routine Items. Proposal 1 is considered a “non-routine” item. NYSE member brokers that do not receive instructions from beneficial owners may not vote on this proposal.

2.	Vote in person. If you want to vote in person and be admitted to the annual meeting, you must (a) obtain a legal proxy from your broker and present it at the annual meeting and (b) bring an account statement or letter from your bank or brokerage firm showing that you are the beneficial owner of the shares as of the March 23, 2010, record date.

If you do not submit voting instructions and your broker does not have discretion to vote your shares on a matter, your broker will return the proxy card to us without voting on that matter (referred to as “broker non-votes”) and your shares will not be counted in determining the outcome of the vote on that matter. Therefore, if you hold your shares through a broker, it is critically important that you submit your voting instructions if you want your shares to count on Proposal 1.

How does the board recommend that I vote?

The board recommends a FOR vote on the following proposals:

•	Proposal No. 1: Election of the two nominees named in this proxy statement as Class I directors;

•	Proposal No. 2: Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the 2010 fiscal year; and

•	Proposal No. 3: Approval of our 2006 Equity Incentive Plan (As Amended).

What vote is required to approve each of the proposals?

•

Proposal No. 1: The affirmative vote of a plurality, or the largest number, of the shares of common stock present in person or by proxy at the meeting and entitled to vote is required for the election of each director. This means that the two director nominees who receive the highest number of affirmative “FOR” votes will be elected to the board.

•

Proposal Nos. 2 and 3: The affirmative vote of the holders of shares of common stock, having a majority of the votes present in person or represented by proxy at the annual meeting and entitled to vote on the matter, are necessary to ratify the appointment of PricewaterhouseCoopers and to approve our 2006 Equity Incentive Plan (As Amended).

How are votes counted?

•

Proposal No. 1: You may either vote “FOR” or “WITHHOLD” authority to vote for each nominee for the board. In the election of directors, the two director nominees receiving the highest number of affirmative “FOR” votes will be elected to the board.

•

Proposal Nos. 2 and 3: You may vote “FOR,” “AGAINST” or “ABSTAIN” on the proposal to ratify our independent registered accounting firm and the proposal to approve our 2006 Equity Incentive Plan (As Amended). Abstentions will not be counted as voting on a proposal and has the same effect as a vote against that proposal.

If you do not provide voting instructions to your broker or other nominee on non-routine items (our Proposal 1), such shares cannot be voted and will be considered “broker non-votes,” rather than votes “for” or “against.”

Is there a minimum number of shares that must be represented in person or by proxy to hold the annual meeting?

A majority of our outstanding shares as of the record date must be present at the annual meeting in order to hold the annual meeting and conduct business. This is called a “quorum.” Shares are counted as present at the annual meeting if you are present and vote in person at the annual meeting, or you vote by telephone or via the Internet, or if you properly submit a proxy card. Abstentions, withhold and broker non-votes are counted as present for the purpose of determining the presence of a quorum. If a quorum is not present, the meeting will be adjourned until a quorum is obtained.

Who will count the vote?

Representatives of BNY Mellon Shareowner Services, our transfer agent, will tabulate votes and act as independent inspectors of election.

Expenses of soliciting proxies

We will pay the cost of soliciting proxies in the accompanying form. In addition to solicitation by the use of mail, certain directors, officers and regular employees may solicit proxies by telephone or personal interview. No additional compensation will be paid to our directors, officers or employees for such services. Currently, we do not intend to retain any person to assist in the solicitation of proxies. We may request brokerage firms and custodians, nominees and other record holders to forward soliciting materials to the beneficial owners of our stock and will reimburse them for their reasonable out-of-pocket expenses in forwarding these materials.

Can I change my vote after I have mailed in my proxy card?

•	Registered Stockholders: You can revoke your proxy before it is voted in one of three ways:

•	sign a later-dated proxy card and submit it so that it is received prior to the meeting in accordance with the instructions included on the proxy card;

•	vote by telephone or via the Internet by following the instructions included on your proxy card; or

•	attend the meeting and deliver your completed proxy card or complete a ballot in person.

•

Beneficial Stockholders: If you are a beneficial owner of shares, you may submit new voting instructions by contacting your bank, broker or other holder of record. You may also vote in person at the annual meeting if you obtain a legal proxy from the institution holding your shares. Please contact the institution holding your shares for information.

Attending the meeting will not, by itself, revoke a proxy unless you specifically request it.

What does it mean if I receive more than one package of proxy materials?

This means that you have multiple accounts holding Isilon shares. These may include: accounts with our transfer agent, BNY Mellon Shareowner Services; accounts holding shares that you have purchased under our stock option or employee stock purchase plans; and accounts with a broker, bank or other holder of record. Please vote all proxy cards and voting instruction forms that you receive with each package of proxy materials to ensure that all of your shares are voted.

How can I access Isilon’s proxy materials and annual report electronically?

The proxy statement and our annual report to stockholders for the fiscal year ended December 31, 2009, are available at either www.RRDEZProxy.com/2010/ISLN or on our website at www.isilon.com, by clicking on “Company,” then “Investor Relations,” and then “SEC Filings.”

What is “householding” and how does it affect me?

The Securities and Exchange Commission, or the SEC, has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement or annual report, as applicable, addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. Although we do not household for our registered stockholders, some brokers household Isilon proxy materials and annual reports, delivering a single proxy statement and annual report to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement or annual report, or if you are receiving multiple copies of either document and wish to receive only one, please notify your broker. We will deliver promptly upon written or oral request a separate copy of our annual report and/or proxy statement to a stockholder at a shared address to which a single copy of either document was delivered. For copies of either or both documents, stockholders should write to Investor Relations, Isilon Systems, Inc., 3101 Western Avenue, Seattle, Washington 98121, or call (206) 315-7500.

Attending the annual meeting

Our annual meeting will begin promptly at 10:00 a.m., local time, on Wednesday, May 19, 2010, at 3101 Western Avenue, Seattle, Washington 98121. You may obtain directions to the location of the annual meeting by visiting our website at www.isilon.com.

All stockholders should be prepared to present photo identification for admission to the annual meeting. If you are a beneficial stockholder and hold your shares in “street name,” you will be asked to present proof of ownership of your shares as of the record date. Examples of acceptable evidence of ownership include your most recent brokerage statement showing ownership of shares prior to the record date or a photocopy of your voting instruction form. Persons acting as proxies must bring a valid proxy from a stockholder of record as of the record date. Your late arrival or failure to comply with these procedures could affect your ability to participate in the annual meeting.

Adjournment of meeting

If a quorum is not present to transact business at the meeting or if we do not receive sufficient votes in favor of the proposals by the date of the meeting, the persons named as proxies may propose one or more adjournments of the meeting to permit solicitation of proxies. Any adjournment would require the affirmative vote of a majority of the shares present in person or represented by proxy at the meeting.

How can I find out the results of the voting at the Annual Meeting?

Preliminary voting results will be announced at the annual meeting. The final voting results will be reported in a form 8-K within four business days after the end of our annual meeting.

PROPOSALS (MATTERS REQUIRING STOCKHOLDER ACTION)

PROPOSAL 1 — ELECTION OF CLASS I DIRECTORS

Our amended and restated certificate of incorporation provides for a classified board divided into three classes. The members of each class are elected to serve a three-year term with the term of office for each class ending in consecutive years. We currently have authorized eight directors, with seven directors serving. Vacancies may be filled by a majority of the directors then in office or by a sole remaining director. Alternatively, our bylaws provide that the board, at its option, may increase or decrease the authorized number of directors.

At this year’s annual meeting, the terms of our Class I directors will expire. William D. Ruckelshaus and Gregory L. McAdoo are the current Class I directors who have been nominated for re-election to the board to serve until the 2013 annual meeting or until their successors are elected and qualified. Each of the nominees has agreed to serve as a director if elected. Proxies may not be voted for more than two directors. A director nominee must receive the vote of a plurality, or the largest number, of the voting power of shares present at the meeting in order to be elected. Unless the board reduces the number of directors, the enclosed proxy will be voted to elect the replacement nominee designated by the board in the event that a nominee is unable or unwilling to serve.

The current composition of the board is:

Class I Directors (term expiring at this meeting)	William D. Ruckelshaus Gregory L. McAdoo

Class II Directors (serving until the 2011 meeting)	Barry J. Fidelman Elliott H. Jurgensen, Jr. Sujal M. Patel

Class III Directors (serving until the 2012 meeting)	Matthew S. McIlwain Peter H. van Oppen

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” ELECTION OF THE TWO NOMINATED CLASS I DIRECTORS.

The board of directors believes that it is necessary for each of the company’s directors to possess many qualities and skills. When searching for new candidates, our nominating and governance committee considers the evolving needs of the board and searches for candidates that fill any current or anticipated gap. The board also believes that all directors must possess a considerable amount of relevant business management and related industry experience (such as experience as a chief executive or chief financial officer or other executive position in a technology or growth-oriented enterprise), as well as related educational experience. When considering director candidates, the nominating and governance committee considers a variety of factors, including character, management experience, issues of judgment, background, conflicts of interest, integrity, ethics and commitment to the goal of maximizing stockholder value. The nominating and governance committee also focuses on issues of diversity, such as diversity of gender, race and national origin, education, professional experience and differences in viewpoints and skills. The nominating and governance committee does not have a formal policy with respect to diversity, however, the board and the nominating and governance committee believe that it is essential that the board members represent diverse viewpoints. In considering candidates for the board, the nominating and governance committee considers the entirety of each candidate’s credentials in the context of these standards. With respect to the nomination of continuing directors for re-election, the individual’s contributions to the board are also considered.

All of our directors bring to our board a wealth of executive leadership experience derived from their service as executives and, in some cases chief executive officers, of large and growth-oriented corporations. They also all bring extensive board experience. The process undertaken by the nominating and governance committee in recommending qualified director candidates is further described below under “Director Nomination Process” (see page 23 of this proxy statement). Certain individual qualifications and skills of our directors that contribute to the board’s effectiveness as a whole are described in the following paragraphs.

Set forth below is the principal occupation and other information about the particular experience, qualifications, attributes or skills that qualify the nominees for election as directors, and the directors whose terms of office will continue after the 2010 annual meeting, including their ages, as of April 26, 2010.

Nominees for Election to the Board of Directors for a Three-Year Term Expiring in 2013

William D. Ruckelshaus Age: 77 Director since October 2004 Board Committees: Audit and Nominating and Governance

Mr. Ruckelshaus has served as Chairman of our board since August 2006. Mr. Ruckelshaus has served in a consulting capacity to the Madrona Venture Group as a non-management strategic director since 1999. From 1988 to 1995, Mr. Ruckelshaus served as Chairman and Chief Executive Officer of Browning-Ferris Industries, and from 1995 to 1999 he served as Chairman. Mr. Ruckelshaus served as the founding Administrator of the U.S. Environmental Protection Agency in 1970 and has served as Acting Director of the Federal Bureau of Investigation and Deputy Attorney General of the U.S. Department of Justice. Mr. Ruckelshaus served as Senior Vice President for Law and Corporate Affairs for the Weyerhaeuser Company and again served as EPA Administrator in the mid-1980s before joining Perkins Coie LLP, a private law firm, where he worked as an attorney. Mr. Ruckelshaus has previously served on the boards of directors of several corporations, including Cummins Engine Company, Nordstrom and the Weyerhaeuser Company. Mr. Ruckelshaus is currently Chairman of the Leadership Council of the Partnership for Puget Sound, a state agency, and a member emeritus of the board of directors of World Resources Institute in Washington, D.C. Mr. Ruckelshaus received a Bachelor of Arts degree in politics from Princeton University and a Juris Doctorate degree from Harvard Law School.

Mr. Ruckelshaus’ qualifications to serve on our board include his many years of public company and corporate governance experience, including his experience as CEO, as well as his extensive legal and regulatory background with the U.S. government and various corporate enterprises.

Gregory L. McAdoo Age: 45 Director since July 2002 Board Committees: Compensation and Nominating and Governance	Mr. McAdoo has been a Partner of Sequoia Capital, a venture capital firm, since 2000. Prior to Sequoia Capital, Mr. McAdoo served as President and Chief Executive Officer of Sentient Networks, a circuit emulation company that was acquired by Cisco Systems, Inc. in 1999. Mr. McAdoo has more than 17 years of engineering and management experience in the networking industry and has held senior engineering and executive level management positions at Cisco Systems, Inc., Sourcecom, Micom Communications and Datability Systems. Mr. McAdoo also serves on the boards of directors of several private companies. Mr. McAdoo received a Bachelor of Science degree in electrical engineering from Stevens Institute of Technology.

Mr. McAdoo’s qualifications to serve on our board include his extensive experience in leading and advising growth-oriented technology companies, including his experience as a CEO, as well as his management and engineering experience with various leading technology enterprises. In addition to extensive experience as an operating executive, Mr. McAdoo also currently serves as a member of the boards of directors of several high growth technology companies across a wide range of business sectors from consumer services to enterprise IT infrastructure to clean technology. Mr. McAdoo brings a breadth of business and technical perspectives to our board room as a result of his involvement with these diverse businesses.

Members of the Board of Directors Continuing in Office

The following directors will continue to serve until 2011:

Barry J. Fidelman Age: 69 Director since May 2003 Board Committees: Nominating and Governance

Mr. Fidelman has been a Partner of Atlas Venture, a venture capital firm, since 1988. Prior to Atlas Venture, Mr. Fidelman held senior executive positions at Data General, Apollo Computer and Alliant Computer. Mr. Fidelman also currently serves on the boards of directors of several private companies. Mr. Fidelman received a Bachelor of Science degree in electrical engineering from Massachusetts Institute of Technology and a Master of Business Administration degree from Harvard Business School.

Mr. Fidelman’s qualifications to serve on our board include his years of senior executive experience in high technology industries, both operationally and as a board member.

Elliott H. Jurgensen, Jr. Age: 65 Director since April 2006 Board Committees: Audit and Compensation

Mr. Jurgensen retired from KPMG LLP, an accounting firm, in January 2003 after 32 years as an auditor, including 23 years as a partner. Mr. Jurgensen held a number of leadership roles at KPMG, including national partner in charge of its hospitality industry practice from 1981 to 1993, Managing Partner of the Bellevue office from 1982 to 1991 and Managing Partner of the Seattle office from 1993 to October 2002. Mr. Jurgensen currently serves on the boards of directors of BSquare Corporation, McCormick & Schmick’s Seafood Restaurants, Inc., and Varolii Corporation. Mr. Jurgensen received a Bachelor of Science degree in accounting from San Jose State University.

Mr. Jurgensen’s qualifications to serve on our board include his extensive experience with public company financial accounting matters, from the perspective of over 30 years experience in public accounting as an auditor and as the chairman of the audit committee of several public companies.

Sujal M. Patel Age: 35 Director since January 2001 No Board Committees

Mr. Patel is one of our founders and has served as our President and Chief Executive Officer since October 2007. Mr. Patel also served as our Chief Technology Officer from 2001 to March 2008 and as President and Chief Executive Officer from the founding of Isilon in 2001 until August 2003. Prior to joining us, from 1996 to January 2001, Mr. Patel served in various engineering roles at RealNetworks, Inc., a provider of Internet media delivery software and services, most recently as Development Manager, RealSystem Products, in which capacity he was the chief architect for the second generation of RealSystem products. Mr. Patel received a Bachelor of Science degree in computer science from the University of Maryland at College Park.

Mr. Patel’s qualifications to serve on our board include his hands-on operational and engineering experience in the high technology sector, and in particular the storage sector in which the company operates, including almost a decade as a director and the company’s founder.

The following directors will continue to serve until 2012:

Matthew S. McIlwain Age: 45 Director from May 2001 – April 2007 and since February 2008 Board Committees: Compensation

Mr. McIlwain has served as a Managing Director of Madrona Venture Group, a venture capital firm, since June 2002 after joining in May 2000. Prior to joining Madrona, Mr. McIlwain served as Vice President of Business Process for the Genuine Parts Company. Previously, Mr. McIlwain served as an Engagement Manager at McKinsey & Company, where he focused on strategy and marketing in technology-driven industries, and also worked in investment banking at Credit Suisse First Boston. Mr. McIlwain currently serves on the boards of directors of several private companies. Mr. McIlwain received a Bachelor of Arts degree in government and economics from Dartmouth College, a Master of Arts degree in public policy from Harvard University’s Kennedy School of Government and a Master of Business Administration degree from Harvard Business School.

Mr. McIlwain’s qualifications to serve on our board include his extensive experience in leading and advising growth-oriented technology companies as a board member. Mr. McIlwain brings a breadth of business and technical perspectives to our board room as a result of his involvement with these diverse businesses.

Peter H. van Oppen Age: 57 Director since February 2008 Board Committees: Audit and Nominating and Governance

Mr. van Oppen has been a partner at Trilogy Partnership, a private investment firm focused on technology and telecommunications, since 2006. Prior to joining Trilogy, Mr. van Oppen served as Chief Executive Officer and Chairman of the Board for Advanced Digital Information Corporation (ADIC), a data storage company, for twelve years, from 1994 through its acquisition by Quantum Corp. in 2006. Prior to ADIC, Mr. van Oppen served as President and Chief Executive Officer of Interpoint, a predecessor company to ADIC, from 1989 until its acquisition by Crane Co. in October 1996, and has also been a consultant at PricewaterhouseCoopers and Bain & Company. Mr. van Oppen currently serves as Vice Chairman of the Board of Trustees and Chair of the Investment Committee at Whitman College and serves on the boards of directors of several private companies. Mr. van Oppen received a Bachelor of Arts degree in political science from Whitman College and a Master of Business Administration degree from Harvard Business School, where he was a Baker Scholar.

Mr. van Oppen’s qualifications to serve on our board include his experience as a chairman and CEO of a global data storage company for over a decade, his extensive management and consulting experience, as well as his experience as a director of other public and private companies. Moreover, Mr. van Oppen has served as and supervised public company CFOs and is a member, on inactive status, of the American Institute of Certified Public Accountants.

PROPOSAL 2 — RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee has appointed PricewaterhouseCoopers as our independent registered public accounting firm for the 2010 fiscal year.

While we are not required to do so, Isilon is submitting the appointment of PricewaterhouseCoopers to serve as our independent registered public accounting firm for the 2010 fiscal year for ratification in order to ascertain the views of our stockholders on this appointment. If the appointment is not ratified, the audit committee will reconsider its selection. Representatives of PricewaterhouseCoopers are expected to be present at the annual meeting, where they will be available to answer stockholder questions and will have the opportunity to make a statement if they desire to do so.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FOR THE 2010 FISCAL YEAR.

Independent Registered Public Accounting Firm Fees and Services

The following table sets forth the aggregate audit fees billed to us by our independent registered public accounting firm, PricewaterhouseCoopers, for services in the fee categories indicated below during the fiscal years ended December 31, 2008 and December 31, 2009. The audit committee has considered the scope and fee arrangements for all services provided by PricewaterhouseCoopers, taking into account whether the provision of non-audit services is compatible with maintaining PricewaterhouseCoopers’ independence. The audit committee pre-approved 100% of the services described below.

	2008 Fiscal Year	2009 Fiscal Year
Audit Fees(1)	$529,496	$455,962
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees(2)	2,781	2,486

Total	$532,277	$458,448

(1)	Consists of fees billed for professional services rendered for the audit of the company’s consolidated financial statements and review of the interim condensed consolidated financial statements included in quarterly reports and services that are normally provided by PricewaterhouseCoopers in connection with statutory and regulatory filings or engagements including consultations related to compliance with the Sarbanes-Oxley Act of 2002.
(2)	Includes fees related to subscription services.

Pre-Approval Policies

The audit committee’s policy on approval of services performed by the independent registered public accounting firm is to pre-approve all audit and permissible non-audit services to be provided by the independent registered public accounting firm during the fiscal year. The audit committee reviews each non-audit service to be provided and assesses the impact of the service on the firm’s independence.

Audit Committee Report

Review of Audited Financial Statements

The audit committee has reviewed and discussed our audited financial statements for the fiscal year ended December 31, 2009, with both our management and independent registered public accounting firm, PricewaterhouseCoopers. The audit committee has discussed with PricewaterhouseCoopers the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended, as adopted by the Public Accounting Oversight Board in Rule 3200T. Management has represented to the audit committee that the financial statements were prepared in accordance with accounting principles generally accepted in the United States of America.

The audit committee has received from PricewaterhouseCoopers the written disclosure and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and the audit committee has discussed with PricewaterhouseCoopers their independence. The audit committee has considered the effect of non-audit fees on the independence of PricewaterhouseCoopers and has concluded that such non-audit services are compatible with the independence of PricewaterhouseCoopers.

Based on these reviews and discussions, the audit committee recommended to the board, and the board approved, that the financial statements for fiscal year 2009 be included in our 2009 annual report on form 10-K filed with the SEC.

This report has been furnished by the members of the audit committee.

Elliott H. Jurgensen, Jr., Chair

William D. Ruckelshaus

Peter H. van Oppen

PROPOSAL 3 — APPROVAL OF THE 2006 EQUITY INCENTIVE PLAN (AS AMENDED)

Our 2006 Equity Incentive Plan was originally adopted by our board in November 2006 and approved by our stockholders in December 2006. A total of 9,300,000 shares of common stock were initially authorized for issuance thereunder. The authorized amount was thereafter increased pursuant to the evergreen provisions of the 2006 Equity Incentive Plan as well as by shares subject to stock options or similar awards granted under the company’s Amended and Restated 2001 Stock Plan, or the 2001 Stock Plan, that were returned and rolled into the 2006 Equity Incentive Plan pursuant to the terms of the 2006 Equity Incentive Plan. As of January 1, 2010, a total of 20,986,344 shares have been authorized for issuance under the 2006 Equity Incentive Plan.

Our board is now requesting that our stockholders approve the 2006 Equity Incentive Plan (As Amended), or the Amended 2006 Plan. In particular, we are seeking stockholder approval of the material terms of the 2006 Equity Incentive Plan (As Amended) for purposes of complying with Section 162(m) of the Internal Revenue Code of 1986, as amended, or Section 162(m). Our board has approved the Amended 2006 Plan, subject to approval from our stockholders at the 2010 annual meeting. If our stockholders approve the Amended 2006 Plan, it will replace the current version of the 2006 Equity Incentive Plan and will continue in effect through its current term (November 2016), unless terminated earlier by our board. Approval of the Amended 2006 Plan requires the affirmative vote of the holders of a majority of the shares of our common stock that are present in person or by proxy and entitled to vote at the 2010 annual meeting.

The Amended 2006 Plan was amended to allow us to continue to deduct in full for federal income tax purposes the compensation recognized by our executive officers in connection with certain awards granted under the Amended 2006 Plan. Section 162(m) generally denies a corporate tax deduction for annual compensation exceeding $1 million paid to the chief executive officer and other “covered employees” as determined under Section 162(m) and applicable guidance. However, certain types of compensation, including performance-based compensation, are generally excluded from this deductibility limit. To enable compensation in connection with stock options, stock appreciation rights and certain restricted stock grants, restricted stock units, performance shares and performance units awarded under the Amended 2006 Plan to qualify as “performance-based” within the meaning of Section 162(m), the Amended 2006 Plan limits the sizes of such awards as further described below.

The following is a summary of some of the material differences between the Amended 2006 Plan and the 2006 Equity Incentive Plan. This comparative summary is qualified in its entirety by reference to the actual text of the Amended 2006 Plan, set forth as Appendix A.

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The Amended 2006 Plan has been drafted to include limitations to the number of shares that may be granted on an annual basis through individual awards, which is necessary to allow us to be eligible to receive income tax deductions under Section 162(m), as follows:

Award Type	General Fiscal Year Limit
Stock Options	3,500,000 shares
Stock Appreciation Rights	1,200,000 shares
Restricted Stock	1,200,000 shares
Restricted Stock Units	1,200,000 shares
Performance Shares	1,200,000 shares
Performance Units	$1,000,000

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Specific performance criteria have been added to the Amended 2006 Plan so that certain awards may be granted subject to or conditioned upon the satisfaction of performance objectives, which in turn will allow us to be eligible to receive income tax deductions, notwithstanding the limitations, under Section 162(m). These performance criteria include: attainment of research and development milestones, bookings, cash flow, cash position, contract awards or backlog, customer renewals, earnings (which may include earnings before interest and taxes; earnings before taxes; net earnings;

and earnings before interest, taxes, depreciation and amortization), earnings per share, expense reduction, gross margin, growth with respect to any of the foregoing measures, growth in bookings, growth in revenues, growth in stockholder value relative to the moving average of the S&P 500 Index or another index, internal rate of return, market share, net income, net profit, net sales, new product development, new product invention or innovation, number of customers, operating cash flow, operating expenses, operating income (GAAP and non-GAAP), operating margin, pre-tax profit, product release timelines, productivity, profit, return on assets, return on capital, return on stockholder equity, return on investment, return on sales, revenue, revenue growth, sales results, sales growth, stock price increase, time to market, total stockholder return, and working capital.

Our board believes that the approval of the Amended 2006 Plan is essential to our continued success. We believe that our employees are our most valuable assets and that the awards permitted under the Amended 2006 Plan are vital to our ability to attract and retain outstanding and highly skilled individuals in the competitive labor markets in which we compete. These awards also are crucial to our ability to motivate our employees to achieve our company goals.

Summary of the Amended 2006 Plan

The following is a summary of the principal features of the Amended 2006 Plan and its operation. The summary is qualified in its entirety by reference to the Amended 2006 Plan itself set forth in Appendix A.

The Amended 2006 Plan provides for the grant of the following types of incentive awards: (i) stock options, (ii) stock appreciation rights, (iii) restricted stock, (iv) restricted stock units, and (v) performance shares and performance units. Each of these is referred to individually as an “Award” or collectively as “Awards” and each holder of an Award is referred to as a “participant” or collectively as “participants.” Those eligible for Awards under the Amended 2006 Plan include employees and consultants who provide services to us or our parent or subsidiaries as well as directors of the company. As of January 1, 2010, approximately 361 of our employees, directors and consultants would be eligible to participate in the Amended 2006 Plan.

Number of Shares of Common Stock Available Under the Amended 2006 Plan. The maximum aggregate number of shares that may be awarded and sold under the Amended 2006 Plan as of January 1, 2010, is (A) 20,986,344 shares, which includes shares returned to the Amended 2006 Plan prior to January 1, 2010 pursuant to (B) below and increases pursuant to (C) below which occurred in years 2008, 2009 and 2010; plus (B) any shares subject to stock options granted under our 2001 Stock Plan that expire or otherwise terminate without having been exercised in full up to a maximum of 1,411,562 shares; plus (C) an annual increase to be added on the first day of each fiscal year beginning with the 2011 fiscal year, in an amount equal to the least of 3,500,000 shares, 5% of the outstanding shares on the last date of the immediately preceding fiscal year, or an amount determined by our board. The shares may be authorized, but unissued, or reacquired common stock.

If an Award expires or becomes unexercisable without having been exercised in full, is surrendered pursuant to an exchange program, or, with respect to restricted stock, restricted stock units, performance shares or performance units, is forfeited to or repurchased by us, the unpurchased shares (or for Awards other than options and stock appreciation rights, the forfeited or repurchased shares) which were subject thereto will become available for future grant or sale under the Amended 2006 Plan. Upon exercise of a stock appreciation right settled in shares, only shares actually issued pursuant to the stock appreciation right will cease to be available under the Amended 2006 Plan. Shares used to pay the exercise price of an Award or to satisfy the tax withholding obligations related to an Award will become available for future grant or sale under the Amended 2006 Plan. Shares that have actually been issued under the Amended 2006 Plan under any Award will not be returned to the Amended 2006 Plan and will not become available for future distribution under the Amended 2006 Plan; provided, however, that if shares of restricted stock, restricted stock units, performance shares or performance units are repurchased by us or are forfeited to us, such shares will become available for future grant under the Amended 2006 Plan. To the extent an Award is paid out in cash rather than stock, such cash payment will not reduce the number of shares available for issuance under the Amended 2006 Plan.

If we declare a dividend or other distribution or engage in a recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of shares or other securities of Isilon, or other change in the corporate structure of Isilon affecting our shares, the Administrator will adjust the (i) number and class of shares available for issuance under the Amended 2006 Plan, (ii) number, class and price of shares subject to outstanding Awards, and (iii) specified per-person limits on Awards to reflect the change.

Administration of the Amended 2006 Plan. Our board, or its compensation committee, or a committee of directors or of other individuals satisfying applicable laws and appointed by our board, referred to as the “Administrator,” will administer the Amended 2006 Plan. To make grants to certain of our officers and key employees, the members of the committee must qualify as “non-employee directors” under Rule 16b-3 of the Securities Exchange Act of 1934, or the Exchange Act. To the extent the Administrator determines it desirable to qualify awards granted under the Amended 2006 Plan as “performance-based compensation,” the members of the committee will consist of two or more “outside directors” under Section 162(m) (so that we can receive a federal tax deduction for certain compensation paid under the Amended 2006 Plan).

Subject to the terms of the Amended 2006 Plan, the Administrator has the sole discretion to select the employees, consultants, and directors who will receive Awards, to determine the terms and conditions of Awards, to modify or amend each Award (subject to the restrictions of the Amended 2006 Plan), and to interpret the provisions of the Amended 2006 Plan and outstanding Awards. The Administrator may implement an exchange program under which (i) outstanding Awards are surrendered or cancelled in exchange for Awards of the same type, Awards of a different type and/or cash, (ii) participants would have the opportunity to transfer any outstanding Awards to a financial institution or other person or entity selected by the Administrator, and/or (iii) the exercise price of an outstanding Award could be reduced.

Formula Awards to Outside Directors. The Amended 2006 Plan provides that each person who first becomes an outside director will receive an option to purchase a number of shares as determined by the Administrator in its sole discretion on or about the date the person first becomes an outside director, referred to as an initial option. Outside directors will also automatically receive an option to purchase 20,000 shares on the date of each annual meeting of stockholders, referred to as the annual option, provided he or she will have served on our board for at least the preceding ten months. Each initial option will vest and become exercisable as the Administrator determines in its sole discretion. Each annual option will vest and become exercisable as to 100% of the shares subject to the option on the day prior to the following year’s annual stockholder meeting (but in no event later than December 31 of the calendar year following the calendar year during which the annual option was granted), provided the participant continues to serve as a director through such date.

Options. The Administrator is able to grant nonstatutory stock options and incentive stock options under the Amended 2006 Plan. The Administrator determines the number of shares subject to each option, although the Amended 2006 Plan provides that a participant may not receive options for more than 3,500,000 shares in any fiscal year.

The Administrator determines the exercise price of options granted under the Amended 2006 Plan, provided the exercise price of the incentive stock options and nonstatutory stock options must be at least equal to the fair market value of our common stock on the date of grant. In addition, the exercise price of an incentive stock option granted to any participant who owns more than 10% of the total voting power of all classes of our outstanding stock must be at least 110% of the fair market value of the common stock on the grant date.

The term of each option will be stated in the Award agreement. The term of an option may not exceed ten years, except that, with respect to any participant who owns more than 10% of the voting power of all classes of Isilon’s outstanding capital stock, the term of an incentive stock option may not exceed five years.

After a termination of service with us, a participant will be able to exercise the vested portion of his or her option for the period of time stated in the Award agreement. If no such period of time is stated in the participant’s Award agreement, the participant will generally be able to exercise his or her option for (i) three months following his or her termination for reasons other than death or disability, and (ii) twelve months following his or her termination due to death or disability, but in no event later than the expiration of the option’s term.

Restricted Stock. Awards of restricted stock are rights to acquire or purchase shares of our common stock, which vest in accordance with the terms and conditions established by the Administrator in its sole discretion. For example, the Administrator may set restrictions based on the achievement of specific performance goals. The Administrator, in its discretion, may accelerate the time at which any restrictions will lapse or be removed. On the date set forth in the Award agreement, all unearned shares of restricted stock will be forfeited to us. The Administrator will determine the number of shares granted pursuant to an Award of restricted stock, but no participant will be granted a right to purchase or acquire more than 1,200,000 shares of restricted stock during any fiscal year. Participants holding shares of restricted stock may exercise full voting rights with respect to those shares and generally will be entitled to receive all dividends and other distributions paid with respect to those shares, except that dividends or distributions paid in shares will be subject to the same restrictions on transferability and forfeiture as the shares of restricted stock with respect to which they were paid.

Restricted Stock Units. Awards of restricted stock units result in a payment to a participant only if the vesting criteria the Administrator establishes is satisfied. For example, the Administrator may set vesting criteria based on the achievement of specific performance goals. The restricted stock units will vest at a rate determined by the Administrator; provided, however, that after the grant of restricted stock units, the Administrator, in its sole discretion, may reduce or waive any vesting criteria for such restricted stock units. Upon satisfying the applicable vesting criteria, the participant will be entitled to the payout specified in the Award agreement. The Administrator, in its sole discretion, may only settle earned restricted stock units in cash, shares, or a combination of both. On the date set forth in the Award agreement, all unearned restricted stock units will be forfeited to us. The Administrator determines the number of restricted stock units granted to any participant, but no participant may be granted more than 1,200,000 restricted stock units during any fiscal year.

Stock Appreciation Rights. The Administrator will be able to grant stock appreciation rights, which are the rights to receive the appreciation in fair market value of common stock between the exercise date and the date of grant. We can pay the appreciation in cash, shares of common stock, or a combination thereof. The Administrator, subject to the terms of the Amended 2006 Plan, will have complete discretion to determine the terms and conditions of stock appreciation rights granted under the Amended 2006 Plan; provided, however, that the exercise price may not be less than 100% of the fair market value of a share on the date of grant. No participant will be granted stock appreciation rights covering more than 1,200,000 shares during any fiscal year.

After termination of service with us, a participant will be able to exercise the vested portion of his or her stock appreciation right for the period of time stated in the Award agreement. If no such period of time is stated in a participant’s Award agreement, a participant will generally be able to exercise his or her vested stock appreciation rights for the same period of time as applies to stock options.

Performance Units and Performance Shares. The Administrator will be able to grant performance units and performance shares, which are Awards that will result in a payment to a participant only if the performance goals or other vesting criteria the Administrator may establish are achieved or the Awards otherwise vest. Earned performance units and performance shares will be paid, in the sole discretion of the Administrator, in the form of cash, shares, or in a combination thereof. The Administrator will establish performance or other vesting criteria in its discretion, which, depending on the extent to which they are met, will determine the number and/or the value of performance units and performance shares to be paid out to participants. The performance units and performance shares will vest as a function of the extent to which the corresponding performance objectives or other vesting provisions have been achieved; provided, however, that after the grant of a performance unit or performance share, the Administrator, in its sole discretion, may reduce or waive any performance objectives or other vesting provisions for such performance unit or performance share. During any fiscal year, no participant will receive more than 1,200,000 performance shares and no participant will receive performance units having an initial value greater than $1,000,000. Performance units will have an initial value established by the Administrator on or before the date of grant. Performance shares will have an initial value equal to the fair market value of a share of our common stock on the grant date.

Performance Goals. Awards of restricted stock, restricted stock units, performance shares, performance units and other incentives under the Amended 2006 Plan may be made subject to the attainment of performance goals relating to one or more business criteria within the meaning of Section 162(m) and may provide for a targeted level or levels of achievement including: attainment of research and development milestones, bookings, cash flow, cash position, contract awards or backlog, customer renewals, earnings (which may include earnings before interest and taxes; earnings before taxes; net earnings; and earnings before interest, taxes, depreciation and amortization), earnings per share, expense reduction, gross margin, growth with respect to any of the foregoing measures, growth in bookings, growth in revenues, growth in stockholder value relative to the moving average of the S&P 500 Index or another index, internal rate of return, market share, net income, net profit, net sales, new product development, new product invention or innovation, number of customers, operating cash flow, operating expenses, operating income (GAAP and non-GAAP), operating margin, pre-tax profit, product release timelines, productivity, profit, return on assets, return on capital, return on stockholder equity, return on investment, return on sales, revenue, revenue growth, sales results, sales growth, stock price increase, time to market, total stockholder return, and working capital. The performance goals may differ from participant to participant and from Award to Award, may be used alone or in combination, may be used to measure our performance as a whole or the performance of one of our business units, and may be measured relative to a peer group or index.

To the extent necessary to comply with the performance-based compensation provisions of Section 162(m), with respect to any Award granted subject to performance goals, within the first 25% of the performance period, but in no event more than ninety days following the commencement of any performance period (or such other time as may be required or permitted by Section 162(m)), the Administrator will, in writing: (i) designate one or more participants to whom an Award will be made, (ii) select the performance goals applicable to the performance period, (iii) establish the performance goals, and amounts of such Awards, as applicable, which may be earned for such performance period, and (iv) specify the relationship between performance goals and the amounts of such Awards, as applicable, to be earned by each participant for such performance period. Following the completion of each performance period, the Administrator will certify in writing whether the applicable performance goals have been achieved for such performance period. In determining the amounts earned by a participant, the Administrator will have the right to reduce or eliminate (but not to increase) the amount payable at a given level of performance to take into account additional factors that the Administrator may deem relevant to the assessment of individual or corporate performance for the performance period. A participant will be eligible to receive payment pursuant to an Award for a performance period only if the performance goals for such period are achieved.

Transferability of Awards. Awards granted under the Amended 2006 Plan are generally not transferable, and all rights with respect to an Award granted to a participant generally will be available during a participant’s lifetime only to the participant.

Change in Control. In the event we experience a merger or change in control, each outstanding Award will be treated as the Administrator determines, including, without limitation, that each Award be assumed or an equivalent option or right substituted by the successor corporation or a parent or subsidiary of the successor corporation. The Administrator shall not be required to treat all Awards similarly in the transaction. In the event that the successor corporation does not assume or substitute for the Award, the participant will fully vest in and have the right to exercise all of his or her outstanding options and stock appreciation rights, including shares as to which such Awards would not otherwise be vested or exercisable, all restrictions on restricted stock and restricted stock units will lapse, and, with respect to Awards with performance-based vesting, all performance goals or other vesting criteria will be deemed achieved at 100% of target levels and all other terms and conditions met. In addition, if an option or stock appreciation right is not assumed or substituted in the event of a change in control, the Administrator will notify the participant in writing or electronically that the option or stock appreciation right will be fully vested and exercisable for a period of time determined by the Administrator in its sole discretion, and the option or stock appreciation right will terminate upon the expiration of such period

With respect to Awards granted to an outside director that are assumed or substituted for, if on the date of or following such assumption or substitution the participant’s status as a director or a director of the successor corporation, as applicable, is terminated other than upon a voluntary resignation by the participant (unless such resignation is at the request of the acquirer), then the participant will fully vest in and have the right to exercise his or her options and/or stock appreciation rights as to all of the shares subject to the Award, including shares as to which such Awards would not otherwise be vested or exercisable, all restrictions on restricted stock and restricted stock units shall lapse, and, with respect to performance shares and performance units, all performance goals or other vesting criteria will be deemed achieved at 100% of target levels and all other terms and conditions met.

Amendment and Termination of the Amended 2006 Plan. Our board will have the authority to amend, alter, suspend or terminate the Amended 2006 Plan, except that stockholder approval will be required for any amendment to the Amended 2006 Plan to the extent required by any applicable laws. No amendment, alteration, suspension or termination of the Amended 2006 Plan will impair the rights of any participant, unless mutually agreed otherwise between the participant and the Administrator and which agreement must be in writing and signed by the participant and us. The Amended 2006 Plan will terminate in November 2016, unless our board terminates it earlier.

Number of Awards Granted to Employees, Consultants and Directors

The number of Awards that an employee or consultant may receive, or that an outside director may initially receive, under the Amended 2006 Plan is in the discretion of the Administrator and therefore cannot be determined in advance. Annual grants are made to outside directors automatically, as described above. The following table sets forth (a) the aggregate number of shares of common stock subject to options granted under the 2006 Equity Incentive Plan during the last fiscal year, (b) the average per share exercise price of such options, and (c) the dollar value of such shares based on $8.67 per share, the fair market value on March 23, 2010:

Name of Individual or Group	Number of Shares Granted		Average Per Share Exercise Price	Dollar Value of Shares Granted
All executive officers, as a group	1,300,000		$2.5688	$11,271,000
All directors who are not executive officers, as a group	80,000		$2.1600	$693,600
All employees who are not executive officers, as a group	2,456,864	(1)	$3.0648	$21,301,011

(1)	Of this number, 1,122,407 shares were granted in connection with our offer to exchange certain outstanding stock options.

Federal Tax Aspects

The following paragraphs are a summary of the general federal income tax consequences to U.S. taxpayers and use of Awards granted under the Amended 2006 Plan. Tax consequences for any particular individual may be different.

Nonstatutory Stock Options. No taxable income is reportable when a nonstatutory stock option with an exercise price at least equal to the fair market value of the underlying stock on the date of grant is granted to a participant. Upon exercise, the participant will recognize ordinary income in an amount equal to the excess of the fair market value (on the exercise date) of the shares purchased over the exercise price of the option. Any taxable income recognized in connection with an option exercise by an employee of Isilon is subject to tax withholding by us. Any additional gain or loss recognized upon any later disposition of the shares would be capital gain or loss.

Incentive Stock Options. No taxable income is reportable when an incentive stock option is granted or exercised (except for purposes of the alternative minimum tax, in which case taxation is the same as for nonstatutory stock options). If the participant exercises the option and then later sells or otherwise disposes of the shares more than two years after the grant date and more than one year after the exercise date, the difference between the sale price and the exercise price will be taxed as capital gain or loss. If the participant exercises the option and then later sells or otherwise disposes of the shares before the end of the two- or one-year holding periods described above, he or she generally will have ordinary income at the time of the sale equal to the fair market value of the shares on the exercise date (or the sale price, if less) minus the exercise price of the option.

Stock Appreciation Rights. No taxable income is reportable when a stock appreciation right with an exercise price equal to the fair market value of the underlying stock on the date of grant is granted to a participant. Upon exercise, the participant will recognize ordinary income in an amount equal to the amount of cash received and the fair market value of any shares received. Any additional gain or loss recognized upon any later disposition of the shares would be capital gain or loss.

Restricted Stock, Restricted Stock Units, Performance Units and Performance Shares. A participant generally will not have taxable income at the time an Award of restricted stock, restricted stock units, performance shares or performance units, are granted. Instead, he or she will recognize ordinary income in the first taxable year in which his or her interest in the shares underlying the Award becomes either (i) freely transferable, or (ii) no longer subject to substantial risk of forfeiture. However, the recipient of a restricted stock Award may elect to recognize income at the time he or she receives the Award in an amount equal to the fair market value of the shares underlying the Award (less any cash paid for the shares) on the date the Award is granted.

Tax Effect for Us. We generally will be entitled to a tax deduction in connection with an Award under the Amended 2006 Plan in an amount equal to the ordinary income realized by a participant and at the time the participant recognizes such income (for example, the exercise of a nonstatutory stock option). Special rules limit the deductibility of compensation paid to our Chief Executive Officer and to “covered employees” within the meaning of Section 162(m). Under Section 162(m), the annual compensation paid to any of these specified executives will be deductible only to the extent that it does not exceed $1,000,000. However, we can preserve the deductibility of certain compensation in excess of $1,000,000 if the conditions of Section 162(m) are met. These conditions include stockholder approval of the Amended 2006 Plan, setting limits on the number of Awards that any individual may receive and for Awards other than certain stock options, establishing performance criteria that must be met before the Award actually will vest or be paid. The Amended 2006 Plan has been designed to permit the Administrator to grant Awards that qualify as performance-based for purposes of satisfying the conditions of Section 162(m), thereby permitting us to continue to receive a federal income tax deduction in connection with such Awards.

Section 409A. Section 409A of the Internal Revenue Code, or Section 409A, which was added by the American Jobs Creation Act of 2004, provides certain new requirements on non-qualified deferred compensation arrangements. These include requirements with respect to an individual’s election to defer compensation and the individual’s selection of the timing and form of distribution of the deferred compensation. Section 409A also generally provides that distributions must be made on or following the occurrence of certain events (e.g., the individual’s separation from service, a predetermined date, or the individual’s death). Section 409A imposes restrictions on an individual’s ability to change his or her distribution timing or form after the compensation has been deferred. For certain individuals who are officers, subject to certain exceptions, Section 409A requires that such individual’s distribution commence no earlier than six months after such officer’s separation from service.

Awards granted under the Amended 2006 Plan with a deferral feature, including nonstatutory stock options and stock appreciation rights granted with an exercise price below the fair market value of the underlying stock, will be subject to the requirements of Section 409A. If an Award is subject to and fails to satisfy the requirements of Section 409A, the recipient of that Award may recognize ordinary income on the amounts deferred under the Award, to the extent vested, which may be prior to when the compensation is actually or constructively received. Also, if an Award that is subject to Section 409A fails to comply with Section 409A’s provisions, Section 409A imposes an additional 20% federal income tax on compensation recognized as ordinary income, as well as possible interest charges and penalties. In addition, certain states such as California adopted similar provisions.

THE FOREGOING IS ONLY A SUMMARY OF THE EFFECTS OF FEDERAL INCOME TAXATION UPON PARTICIPANTS AND THE COMPANY WITH RESPECT TO AWARDS UNDER THE AMENDED 2006 PLAN. IT DOES NOT PURPORT TO BE COMPLETE, AND DOES NOT DISCUSS THE TAX CONSEQUENCES OF A PARTICIPANT’S DEATH OR THE PROVISIONS OF THE INCOME TAX LAWS OF ANY MUNICIPALITY, STATE OR FOREIGN COUNTRY IN WHICH THE PARTICIPANT MAY RESIDE.

Purpose for Recommending Approval of the 2006 Equity Incentive Plan (As Amended)

We believe that the amendment of the 2006 Equity Incentive Plan and the approval of its material terms is essential to our continued success. Our employees are our most valuable asset. Stock options and other awards such as those provided under the Amended 2006 Plan will substantially assist us in continuing to attract and retain employees and non-employee directors in the extremely competitive labor markets in which we compete. Such awards also are crucial to our ability to motivate employees to achieve our goals. We will benefit from increased stock ownership by selected executives, other employees and non-employee directors.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL

OF THE 2006 EQUITY INCENTIVE PLAN (AS AMENDED).

CORPORATE GOVERNANCE

Board’s Role in Risk Oversight

The board is actively involved in oversight of risks that could affect the company. This oversight is conducted primarily through committees of the board, as disclosed in the descriptions of each of the committees below and in the charters of each of the committees, but the full board has retained responsibility for general oversight of risks. The board satisfies this responsibility through full reports by each committee chair regarding the committee’s considerations and actions, as well as through regular reports directly from officers responsible for oversight of particular risks within the company.

Board Leadership Structure

Currently, the positions of chief executive officer and chairman of the board are held by two different individuals (Mr. Patel and Mr. Ruckelshaus, respectively). Although the board does not have a policy on whether or not the roles of chief executive officer and chairman of the board should be separate, the current structure allows our chief executive officer to focus on our day-to-day business while our chairman leads the board in its fundamental role of providing advice to and independent oversight of management. The board recognizes the time, effort and energy that the chief executive officer is required to devote to his position given our company’s stage of development and the current business environment, as well as the commitment required to serve as our chairman, particularly as the board’s oversight responsibilities continue to grow. While our bylaws and corporate governance guidelines do not require that our chairman and chief executive officer positions be separate, the board believes that having separate positions and having an independent director serve as chairman is the appropriate leadership structure for our company at this time and demonstrates our commitment to good corporate governance. The board will continue to assess the appropriateness of this structure as part of the board’s broader succession planning process.

Director Independence

The board affirmatively determines the independence of each director and nominee for election as a director in accordance with guidelines it has adopted, which include all elements of independence set forth in applicable Nasdaq listing standards. The company’s director independence standards are set forth in our “Corporate Governance Guidelines” available at the website noted below.

Based on these standards, the board determined that each of the following non-employee directors is independent under all applicable standards of director independence and has no relationship with us, except as a director and stockholder:

•	William D. Ruckelshaus

•	Gregory L. McAdoo

•	Barry J. Fidelman

•	Elliott H. Jurgensen, Jr.

•	James G. Richardson (resigned as a director in May 2009)

•	Matthew S. McIlwain

•	Peter H. van Oppen

In addition, the board determined that Mr. Patel is not independent under applicable Nasdaq listing standards because he is our president and chief executive officer.

Board of Director Meetings

Each director is expected to devote sufficient time, energy and attention to ensure diligent performance of his duties and to attend all board of director and committee meetings. The board met ten times during 2009, of which five were regularly scheduled meetings and five were not regularly scheduled. The independent directors met three times in executive session without any officer of the company present. All directors attended at least 75% of the meetings of the board and of the committees on which they served during the fiscal year ended December 31, 2009.

Board Committees

The board has three standing committees to facilitate and assist the board in the execution of its responsibilities. The committees are currently the audit committee, the compensation committee and the nominating and governance committee. In accordance with applicable Nasdaq listing standards, all of the committees are comprised solely of non-employee, independent directors. Charters for each committee are available on our website at www.isilon.com by first clicking on “Company,” then “Investor Relations” and then “Corporate Governance.” The charter of each committee is also available in print to any stockholder who requests it. The following table shows the current members of each of the standing board committees:

Audit Committee	Compensation Committee	Nominating and Governance Committee
Elliott H. Jurgensen, Jr. (chair)	Matthew S. McIlwain (chair)	William D. Ruckelshaus (chair)
William D. Ruckelshaus	Elliott H. Jurgensen, Jr.	Barry J. Fidelman
Peter H. van Oppen	Gregory L. McAdoo	Gregory L. McAdoo
Peter H. van Oppen

Audit Committee

At the beginning of fiscal year 2009, the audit committee was composed of Messrs. Jurgensen (committee chair), Ruckelshaus, Richardson and van Oppen. In May 2009, Mr. Richardson resigned as a member of the audit committee. The board has determined that all current members meet the requirements for independence and financial literacy under the current rules of Nasdaq and SEC rules and regulations. Our board has determined that Mr. Jurgensen is an “audit committee financial expert” within the meaning stipulated by the SEC and satisfies the financial sophistication requirements of Nasdaq. Our audit committee met five times during our 2009 fiscal year.

As outlined more specifically in the audit committee charter, the audit committee has, among other duties, the following responsibilities:

•	Review internal controls and hold periodic meetings with our management and our independent registered public accounting firm to review the adequacy of such controls.

•	Appoint, compensate and oversee the work of the independent registered public accounting firm, including pre-approval of audit and non-audit services.

•	Review and discuss with management and the independent registered public accounting firm the annual audited financial statements and quarterly unaudited financial statements.

•	Review before release the unaudited quarterly operating results in our quarterly and annual financial results press releases, as well as any other financial press releases.

•	Oversee compliance with the requirements of the SEC for disclosure of auditor’s services and audit committee member qualifications and activities.

•	Review, approve and monitor our code of ethics for its senior financial officers, which is incorporated in our Code of Business Conduct and Ethics.

•	Review our compliance with plans and policies as the same may be implemented from time to time.

•	Review and, if appropriate, approve in advance any proposed transactions involving potential conflicts of interest, including, specifically, all proposed related party transactions.

•

Establish procedures for receiving, retaining and treating complaints regarding accounting, internal accounting controls or auditing matters and procedures for the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

Compensation Committee

At the beginning of fiscal year 2009, the compensation committee was composed of Messrs. Jurgensen (as committee chair), McIlwain, McAdoo and Richardson. In May 2009, Mr. McIlwain was appointed committee chair and Mr. Richardson resigned as a member of the committee. The compensation committee is comprised solely of non-employee directors. Our board has determined that the current members of our compensation committee meet the requirements for independence under the applicable rules of Nasdaq. Our compensation committee met seven times during our 2009 fiscal year.

As outlined more specifically in the compensation committee charter, the compensation committee has, among other duties, the following responsibilities:

•

Determine the salary, bonus and equity compensation of the chief executive officer, based on the evaluation of his or her performance and other relevant criteria as determined by the compensation committee.

•	In consultation with the chief executive officer, annually review and approve the compensation plans of the executive officers.

•	Make recommendations to the board with respect to compensation for service as a member of the board or a board committee.

•	Make recommendations to the board with respect to incentive compensation plans.

•

Retain and terminate any compensation consultant to be used to assist in the evaluation of chief executive officer or executive officer compensation and shall have sole authority to approve the consultant’s fees and other retention terms.

•	Oversee the administration of our stock option plans and other material employee benefit plans, including our 401(k) plan.

The compensation committee charter allows the committee to form and delegate authority to one or more subcommittees where appropriate.

The compensation committee has retained Towers Watson, formerly known as Towers Perrin, as an independent compensation consultant. Towers Watson provides the compensation committee with data about the compensation paid by a peer group of companies and other companies that may compete with us for executives, and develops recommendations for structuring our compensation programs.

Nominating and Governance Committee

During fiscal year 2009, our nominating and governance committee was composed of Messrs. Ruckelshaus (committee chair), McAdoo, Fidelman and van Oppen, all of whom are non-employee directors. Our board has determined that each member of our governance committee meets the requirements for independence under the current requirements of Nasdaq. Our governance committee met two times during our 2009 fiscal year.

As outlined more specifically in the governance committee charter, the governance committee has, among other duties, the following responsibilities:

•	Evaluate the current composition, organization, and governance of the board and its committees; determine future requirements; and make recommendations to the board for approval.

•	Determine on an annual basis desired director qualifications, expertise, and characteristics and conduct searches for potential board of director members with corresponding attributes.

•	Retain and terminate any search firm to be used to identify director candidates.

•	Evaluate and propose nominees for election to the board.

•	Oversee the board’s performance evaluation process.

•

Evaluate and make recommendations to the board concerning the appointment of directors to board committees, the selection of board committee chairs, and proposal of the board slate for election. Consider stockholder nominees for election to the board.

•	Review our succession planning process for the executive management team.

•	Review and monitor, and review and approve any waivers to, our Code of Business Conduct and Ethics.

•	Coordinate and review board of director and committee charters for consistency and adequacy under applicable rules, and make recommendations to the board for any proposed changes.

Director Nomination Process

Criteria

The governance committee is responsible for reviewing with the board the appropriate skills and characteristics required of board members individually as well as the board as a whole. Except as may be required by rules and regulations promulgated by Nasdaq or the SEC and as set forth herein, it is the current belief of the board that there are no specific minimum qualifications that must be met by each candidate for the board, nor are there specific qualities or skills that are necessary for one or more of the members of the board to possess. In evaluating the qualifications of any director candidates, the governance committee will consider many factors, including issues of character, judgment, independence, diversity, age, expertise, diversity of experience, length of service, other commitments, and the like. The governance committee will evaluate such factors, among others, and does not assign any particular weighting or priority to any of these factors. The governance committee will consider each individual candidate in the context of the current perceived needs of the board as a whole. While the board has not established specific minimum qualifications for director candidates, the board believes that candidates and nominees must reflect a board that is comprised of directors who (a) are predominantly independent, (b) are of high integrity, (c) have qualifications that will increase overall board effectiveness, and (d) meet other requirements as may be required by applicable rules and regulations of Nasdaq and the SEC.

We have adopted a policy that the maximum number of public company boards of directors on which a member of our board may serve is six. This number includes our own board. In addition, each board member must ensure that other existing and anticipated future commitments do not materially interfere with the member’s service as a director. Directors are expected to advise the governance committee of any invitations to join the board of any other public company prior to accepting another directorship.

Stockholder Recommendations

The governance committee will consider director candidates recommended by our stockholders. Stockholder nominations for a director must be made in writing and addressed to our corporate secretary. Such stockholder’s notice shall contain the following information:

•

To the extent reasonably available, information relating to such director candidate that would be required to be disclosed in a proxy statement pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (otherwise referred to as the Exchange Act), in which such individual is a nominee for election to the board;

•	The information required by Section 2.4 of our bylaws (a copy of which will be provided to any stockholder upon written request);

•	The director candidate’s written consent to (a) if selected, be named in our proxy statement and proxy and (b) if elected, to serve on the board; and

•	Any other information that such stockholder believes is relevant in considering the director candidate.

Identification and Evaluation of Nominees

The governance committee is responsible for regularly assessing the appropriate size of the board and whether any vacancies on the board are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the governance committee is responsible for considering various potential candidates for director. The governance committee will consider bona fide candidates from all relevant sources, including current board members, professional search firms, stockholders, and other persons. The governance committee is responsible for evaluating director candidates in light of the board membership criteria described above, based on all relevant information and materials available to the governance committee. This includes information and materials provided by stockholders recommending director candidates, professional search firms and other parties.

Compensation Committee Interlocks and Insider Participation

During all or part of 2009, Messrs. Jurgensen, McIlwain, McAdoo and Richardson served as members of the compensation committee. None of the members of the compensation committee is a current or former officer or employee of ours or had any relationship with us requiring disclosure. In addition, none of our directors is an executive officer of another entity at which one of our executive officers serves as a director.

Director Attendance at Annual Meetings

In cases where management, in its reasonable business judgment, believes that stockholder attendance at our annual meeting is significant, we encourage director attendance at such annual meeting. Directors make every effort to attend our annual meeting of stockholders when meaningful stockholder attendance at such meeting is anticipated. Three directors attended our 2009 annual meeting of stockholders: William D. Ruckelshaus, Sujal M. Patel and Elliott H. Jurgensen, Jr.

Communications with Directors

The board welcomes the submission of any comments or concerns from stockholders. These communications will go directly to our vice president, general counsel and corporate secretary. If a communication does not relate in any way to board matters, he will deal with the communication as appropriate. If the communication does relate to any matter of relevance to the board, he will relay the message to the chairman of the governance committee, who will determine whether to relay the communication to the entire board or to the non-management directors. The vice president, general counsel and corporate secretary will keep a log of all communications addressed to the board. If you wish to submit any comments or express any concerns to the board, you may use one of the following methods:

•	Write to the board of directors at the following address:

Board of Directors

Isilon Systems, Inc.

c/o Keenan Conder, Vice President, General Counsel and Corporate Secretary

3101 Western Avenue

Seattle, WA 98121

•	E-mail the board of directors at corpsec@isilon.com.

Communications sent to the board should set forth (i) the stockholder’s name and address, as it appears on the company’s books, and if the shares are held in “street name,” the name and address of the beneficial owner of the stock, and (ii) the total number of shares of the company’s common stock that are held by such stockholder.

Governance Policy Documents

We have adopted “Corporate Governance Guidelines” to best ensure that the board is independent from management and that the board adequately performs its function as the overseer of management and to help ensure that the interests of the board and management align with the interests of the stockholders. The “Corporate Governance Guidelines” are available at www.isilon.com by first clicking on “Company,” then “Investor Relations” and then “Corporate Governance” and are also available in print to any stockholder who requests a copy.

Code of Ethics

We have adopted a “Code of Business Conduct and Ethics” that is applicable to all directors and employees and embodies our principles and practices relating to the ethical conduct of our business and long-standing commitment to honesty, fair dealing and full compliance with all laws affecting our business. The “Code of Business Conduct and Ethics” is available at www.isilon.com by first clicking on “Company,” then “Investor Relations” and then “Corporate Governance” and is also available in print to any stockholder who requests it.

SECURITY OWNERSHIP INFORMATION

Security Ownership of Certain Beneficial Owners and Management

The following table contains information regarding the beneficial ownership of our common stock as of March 23, 2010, including shares each person may have the right to acquire within 60 days after such date (which is May 22, 2010), by:

•	the stockholders we know to beneficially own more than 5% of our outstanding common stock;

•	each executive officer named in the Summary Compensation Table included in this proxy statement;

•	each director and director nominee named in this proxy statement; and

•	all of our directors and executive officers as a group (includes executive officers not named in the Summary Compensation Table).

Name and Address of Beneficial Owner(1)	Number of Shares Beneficially Owned(2)	Shares Acquirable Within 60 Days(3)	Total Beneficial Ownership	Percent of Class(4)
5% Stockholders
Atlas Venture Fund V, L.P.(5)	15,051,590	—	15,051,590	23.09%
Sequoia Capital X(6)	11,651,603	—	11,651,603	17.87%
Madrona Venture Fund I-A, LP(7)	8,714,176	—	8,714,176	13.37%
Executive Officers
Sujal M. Patel	2,582,164	565,332	3,147,496	4.79
William D. Richter	895	179,375	180,270	*
George H. Bennett	—	93,750	93,750	*
Brett L. Helsel	700	187,500	188,200	*
Mary E. Godwin	—	123,437	123,437	*
Directors
William D. Ruckelshaus	6,005	226,666	232,671	*
Gregory L. McAdoo(8)	11,651,603	—	11,651,603	17.87%
Barry J. Fidelman(9)	15,051,590	—	15,051,590	23.09%
Elliott H. Jurgensen, Jr.	20,000	231,666	251,666	*
Matthew S. McIlwain(10)	8,745,926	—	8,745,926	13.41%
Peter H. van Oppen	83,238	62,187	145,425	*
Directors and executive officers as a group (14 individuals)	38,545,544	2,325,716	40,871,260	60.53%

*	Indicates ownership or aggregate voting percentage of less than 1%.
(1)	Unless otherwise indicated, the address of each beneficial owner listed is c/o Isilon Systems, Inc., 3101 Western Avenue, Seattle, Washington 98121.
(2)	The “Number of Shares Beneficially Owned” column may include shares of common stock attributable to the person because of that person’s voting or investment power or other relationship. Except as otherwise indicated, the beneficial owners listed have sole investment and voting power with respect to the shares shown. Shares attributable to restricted stock units awarded in February 2010 to our executive officers (including Messrs. Patel, Richter, Bennett and Helsel and Ms. Godwin) are not reflected as none of the shares underlying the restricted stock units have vested or will vest prior to May 22, 2010.
(3)

Under SEC rules, a person is deemed to have “beneficial ownership” of any shares over which that person has or shares voting or investment power, plus any shares that the person may acquire within 60 days, including through the exercise of stock options or the vesting of restricted stock units. The “Shares Acquirable Within 60 Days” column consists of shares covered by stock options that may be exercised within 60 days after March 23, 2010 (which is May 22, 2010). Shares attributable to restricted stock units awarded in February 2010 to our executive officers (including Messrs. Patel, Richter, Bennett and Helsel and Ms. Godwin) are not reflected as none of the shares underlying the restricted stock units have vested or will vest prior to May 22, 2010.
(4)	The percentage ownership for each stockholder on March 23, 2010, is calculated by dividing (1) the total number of shares beneficially owned by the stockholder by (2) the number of shares of our common stock outstanding on March 23, 2010 (65,196,306 shares), plus any shares acquirable (including stock options exercisable) by the stockholder in question within 60 days after March 23, 2010.
(5)	Based on information of beneficial ownership as of December 31, 2009, included in a Schedule 13G/A filed with the SEC on February 5, 2010. Each of Atlas Venture Fund V, L.P.; Atlas Venture Entrepreneurs’ Fund V, L.P.; Atlas Venture Associates V, L.P.; Atlas Venture Associates V, Inc.; Axel Bichara; Jean-Francois Formela; and Christopher Spray reports shared voting and dispositive power over 15,051,590 shares. Each of the foregoing disclaims beneficial ownership of these shares except to the extent of their pecuniary interest therein. The address of all filing persons is 890 Winter Street, Suite 320, Waltham, MA 02451.
(6)	Based on information of beneficial ownership as of December 31, 2006, included in a Schedule 13G filed on February 7, 2007. Sequoia Capital X reports shared voting and dispositive power with respect to 9,291,352 shares; Sequoia Technology Partners X reports sole voting and dispositive power with respect to 1,360,906 shares; Sequoia Capital X Principals Fund, L.L.C. reports sole voting and dispositive power with respect to 999,345 shares; SC X Management, LLC reports sole voting and dispositive power with respect to 11,651,603 shares of which 9,291,352 shares are directly held by SC X, 1,360,906 shares are directly held by STP X and 999,345 shares are directly held by SC X PF. SC X LLC is the General Partner of SC X and STP X, and the Managing Member of SC X PF; Michael Moritz, Douglas Leone, Mark Stevens, Michael Goguen and Mark Kvamme, each of whom are Managing Members of SC X LLC and each of whom disclaims beneficial ownership of all such shares except to the extent of his individual pecuniary interest therein, report shared voting and dispositive power with respect to 11,651,603 shares of which 9,291,352 shares are directly held by SC X, 1,360,906 shares are directly held by STP X and 999,345 shares are directly held by SC X PF. The address of all filing persons is 3000 Sand Hill Road, Building 4-180, Menlo Park, CA 94025.
(7)	Based on information of beneficial ownership as of December 31, 2009, included in a Schedule 13G/A filed on February 12, 2010. Each of Madrona Venture Fund I-A, LP, Madrona Venture Fund I-B, LP, Madrona Managing Director Fund, LLC, Madrona Investment Partners, LLC, Tom A. Alberg, Paul B. Goodrich, Matthew S. McIlwain, and Greg Gottesman reports shared voting and dispositive power with respect to 8,714,176 shares. Each of the foregoing disclaims beneficial ownership of these shares except to the extent of their pecuniary interest therein. The address of all filing persons is 1000 Second Avenue, Suite 3700, Seattle, WA 98104.
(8)	Represents shares held by entities affiliated with Sequoia Capital based on information of beneficial ownership as of December 31, 2006, included in a Schedule 13G filed on February 7, 2007. Mr. McAdoo is a managing partner and member of various entities affiliated with Sequoia Capital. Mr. McAdoo does not have voting or dispositive authority over these shares and disclaims beneficial ownership of these shares.
(9)	Represents shares held by entities affiliated with Atlas Venture based on information of beneficial ownership as of December 31, 2009, included in a Schedule 13G/A filed on February 5, 2010. Mr. Fidelman is a Partner with Atlas Venture and thus may be deemed to beneficially own these shares. Mr. Fidelman disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.
(10)	Represents 31,750 shares held directly as of March 23, 2010, and 8,714,176 shares held indirectly by entities affiliated with Madrona Venture Group based on information of beneficial ownership as of December 31, 2009, included in a Schedule 13G/A filed on February 12, 2010. Mr. McIlwain is a managing partner and member of various entities affiliated with Madrona Venture Group. Mr. McIlwain does not have sole voting or dispositive authority over the shares held by the entities affiliated with Madrona Venture Group and disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.

Section 16(a) Beneficial Ownership Reporting Compliance

The members of the board, our executive officers and persons who hold more than 10% of our outstanding common stock are subject to the reporting requirements of Section 16(a) of the Exchange Act, which require them to file reports with respect to their ownership of our common stock and their transactions in our common stock. Based upon (i) the copies of Section 16(a) reports that we received from such persons for their fiscal year 2009 transactions in our common stock and their common stock holdings and (ii) the written representations received from one or more of such persons that no annual form 5 reports were required to be filed by them for fiscal year 2009, we are not aware of any reporting requirements under Section 16(a) that were not met in a timely manner by the persons who were executive officers, members of the board or greater than 10% stockholders during such fiscal year except as indicated herein. Pursuant to the terms of the company’s 2006 Equity Incentive Plan, three of our non-employee directors (Messrs. Ruckelshaus, Jurgensen and van Oppen) receive an automatic annual stock option grant, effective on the day of the company’s annual meeting of stockholders. In 2009, this automatic option grant was made to each of Messrs. Ruckelshaus, Jurgensen and van Oppen at the April 20, 2009 annual stockholders meeting. A Form 4 for each of Messrs. Ruckelshaus, Jurgensen and van Oppen reporting the grant of a stock option to purchase 20,000 shares was filed on May 4, 2009.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table provides information as of December 31, 2009 about the securities issued, or authorized for future issuance, under our equity compensation plans, consisting of our Amended and Restated 2001 Stock Plan, our 2006 Equity Incentive Plan and our 2006 Employee Stock Purchase Plan.

Equity Compensation Plans

	(A)		(B)	(C)
Plan Category	Number of Securities to Be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in Column A)
Equity compensation plans approved by security holders	9,330,861	(1)	$4.07	11,501,491	(2)(3)
Equity compensation plans not approved by security holders	—		—	—
Total	9,330,861		$4.07	11,501,491

(1)	Excludes purchase rights accruing under our 2006 Employee Stock Purchase Plan. Of the number of securities to be issued upon exercise, (i) 7,919,299 shares are subject to outstanding options under our 2006 Equity Incentive Plan and (ii) 1,411,562 shares are subject to outstanding options under our Amended and Restated 2001 Stock Plan. Since the adoption of our 2006 Equity Incentive Plan, we may make no further grants under our Amended and Restated 2001 Stock Plan.
(2)	Includes 9,818,790 shares available for future issuance under our 2006 Equity Incentive Plan and 1,682,701 shares available for issuance under our 2006 Employee Stock Purchase Plan. Any shares underlying stock options issued under the Amended and Restated 2001 Stock Plan that subsequently terminate without having been exercised or which are forfeited are added to the shares available under the 2006 Equity Incentive Plan.
(3)	Does not include 3,897,906 shares automatically added to our 2006 Equity Incentive Plan and 2006 ESPP, effective the first day of our 2010 fiscal year (January 1, 2010). Under the terms of the 2006 Equity Incentive Plan, the number of shares available for issuance shall be increased in an amount equal to the least of either (i) 3,500,000 shares, (ii) 5% of our outstanding shares on the last day of the immediately preceding fiscal year, or (iii) such number of shares determined by the board. Under the terms of the 2006 ESPP, the number of shares available for issuance shall be increased in an amount equal to the least of either (i) 750,000 shares, (ii) 1% of our outstanding shares on the last day of the immediately preceding fiscal year, or (iii) such number of shares determined by the board.

EXECUTIVE OFFICER COMPENSATION

Compensation Discussion and Analysis

Overview of Compensation Committee and Process

The compensation committee (for purposes of this analysis, the “Committee”) of the board of directors discharges the board of directors’ responsibilities relating to compensation of all of our executive officers. The Committee is comprised of three non-employee directors, all of whom are independent pursuant to the current rules of Nasdaq, Rule 16b-3 under the Exchange Act, and Section 162(m) of the Internal Revenue Code.

As indicated in the section entitled “Board Committees,” the responsibilities of the Committee are discussed in detail in its charter, which is available on our corporate website at www.isilon.com. The primary roles and responsibilities of the Committee are to:

•	Determine the chief executive officer’s compensation and review and approve compensation for all other executive officers; and

•	Administer stock-based incentive and compensation plans.

The agenda for meetings is determined by the chair of the Committee with the assistance of Gwen E. Weld, our vice president of human resources and organizational development. The Committee’s chair reports the Committee’s determinations and recommendations on compensation to our board of directors.

Our senior management and chief executive officer support the Committee in its work by providing information relating to our financial plans, performance assessments of our executive officers and other personnel-related data. In addition, the Committee has consulted with a principal of Towers Watson, formerly known as Towers Perrin, on matters related to the compensation of our executive officers and other employees.

The Committee has not delegated its authority to grant equity awards to any employee, including any executive officer. The Committee has delegated authority to Ms. Weld and our chief executive officer to fulfill certain day-to-day administrative duties regarding our compensation and benefit programs.

Compensation Philosophy and Objectives

The Committee believes that the most effective executive compensation program is one that is designed to reward the achievement of specific annual, long-term and strategic goals by the company, and that aligns executives’ interests with those of our stockholders by rewarding performance at and above established company performance goals, with the ultimate objective of improving stockholder value. In addition to performance, the Committee evaluates our compensation program in light of the compensation programs of our competition and peer companies to ensure that we maintain our ability to attract and retain superior employees in key positions and that compensation provided to key employees remains competitive relative to the compensation paid to similarly situated executives of our peer companies. With both performance and competition in mind, the Committee believes executive compensation arrangements provided by us to our executive officers, including our named executive officers (as listed below), should include both cash and stock-based compensation that rewards performance as measured in several respects described below.

Our compensation philosophy is also based on our belief that creating stockholder value requires not only a strong executive team, but also high performance across the entire employee base. In recognition of this, we try to minimize the number of compensation arrangements that are distinct or exclusive to our executive officers. As discussed below, with regard to our executives, we provide base salary, the opportunity for performance-based incentive compensation, and long-term equity incentive compensation. In regard to regular full-time domestic and international employees, we generally provide base salary and long-term equity incentive compensation, and we also extend certain forms of incentive compensation to a number of other employees, including our field sales personnel.

Role of Compensation Consultant

The Committee has the authority under its charter to hire, terminate and approve fees for advisors, consultants and agents as it deems necessary to assist in the fulfillment of its responsibilities. Using this authority, Towers Watson was first engaged by the Committee in July 2006 to provide competitive information, advice and benchmarking regarding executive officer compensation programs and practices. In addition, Towers Watson provides services to us regarding director compensation. The Committee can request information and advice directly from Towers Watson and may direct management to provide information to Towers Watson. Towers Watson is independent from the company as it only provides, and only receives compensation from us for, advice to the Committee on executive officer and director compensation.

In 2009, the Committee utilized the services of Towers Watson in analyzing and determining cash and equity compensation for executives. For 2010 compensation, Towers Watson has again provided the Committee with market and comparable analyses.

Based on surveys of companies in our peer group (see list below), Towers Watson provides the Committee with competitive information regarding the three principal components of our executive compensation: base salary, performance-based incentive compensation and equity. This competitive information includes salary ranges, performance-based incentive compensation and equity compensation ranges (both for new hires and annual stock option grants). The Committee also evaluates general economic conditions and marketplace compensation trends with the assistance of Towers Watson.

Role of Chief Executive Officer in the Compensation Process

In determining each executive officer’s compensation, the Committee receives input from our chief executive officer, including his recommendations on compensation for the other executive officers. In its deliberations on executive compensation, other than with respect to the chief executive officer, the Committee takes into consideration the conclusions reached by our chief executive officer and his recommendations based on performance reviews, including his recommendations with respect to salary adjustments and annual award amounts. The Committee exercises its discretion in modifying or accepting any recommended adjustments or awards for each executive officer.

2009 Executive Compensation Overview and Expectations for 2010

The year 2009 was characterized by overall economic uncertainty, unpredictable financial markets and the resulting impact to business conditions. These overall economic circumstances, particularly in the first half of the year, impacted Isilon’s results of operations. In early April 2009, Isilon implemented a company-wide reduction in force of approximately 10%. This and other cost-saving measures were implemented throughout 2009 to improve our overall cost structure and path to sustainable profitability. These efforts, along with improved business execution, were implemented and led by our executives and were instrumental in helping us improve our financial results in the second half of 2009 and have positioned us for further progress and growth in 2010. Within this context, the Committee believes our executive compensation framework and results for 2009 are commensurate with Isilon’s overall performance for fiscal year 2009.

As in prior years, for the fiscal year ended December 31, 2009, the principal components of compensation for our executive officers were: (i) base salary, (ii) performance-based incentive compensation and (iii) long-term equity incentive compensation. The total compensation package of each executive officer for 2009 was weighted in favor of at-risk compensation through both annual performance-based incentive pay, based on Isilon’s performance on specific pre-established, objective measures, and long-term equity incentive compensation.

As a further reflection of the Committee’s pay-for-performance philosophy, base salary levels in 2009 for our executive officers, including our chief executive officer, were targeted at the 50th percentile of the applicable comparative market while bonus opportunity was targeted at the 75th percentile, resulting in total cash compensation targeted between the 50th and 75th percentiles.

Given the macroeconomic conditions, particularly in the first half of 2009, the Committee deemed it appropriate to hold the base salaries of executives at the prior year (2008) levels. During the year, the Committee also did not adjust our objective performance-based incentive compensation measures for executives. The Committee, however, recognized the company’s and executives’ performance through the full fiscal year 2009 in building a strong foundation for the company, through effective cost-containment measures and improved business execution, and approved the awards of restricted stock units to executives in early 2010. More information with respect to these awards and the payouts for performance-based incentive compensation is provided below.

In regard to 2010 executive compensation, the Committee has maintained its pay-for-performance philosophy, with cash compensation and stock-based compensation that provides rewards upon achievement of corporate objectives that are aligned with and built upon the foundation of creating sustainable stockholder value. As previously disclosed by the company on form 8-K filed February 8, 2010, and further referenced below, base salaries for all executives except the chief executive officer and chief financial officer have remained at 2008 and 2009 levels, performance-based incentive compensation targets have been established and are based on annual revenue and non-GAAP operating income goals, as well as individual performance measures. Equity compensation has also been awarded based on comparative market and peer company information.

Peer Group Companies for 2009

In analyzing our executive compensation program for 2009, the Committee compared certain aspects of compensation, including base salary, annual incentive bonus opportunities, and long-term equity incentives, to those provided by our peer group. This peer group included small, growth companies in the high technology industry with which we compete for executive talent, as well as companies with size, scope and products that are similar to ours. For 2009, our peer group consisted of:

3PAR Inc.

CommVault Systems, Inc.

Data Domain, Inc.

Omniture, Inc.

Rackable Systems, Inc.

Riverbed Technology, Inc.

For 2010, the Committee determined that, based on the company’s growth and market dynamics, it was appropriate to broaden the peer group from the companies listed above to 18 companies that are currently similar to us in size, scope and products.

Base Salary

The base salaries of our chief executive officer and our other executive officers are established based on the scope of their responsibilities and experience, taking into account competitive market compensation based on compensation surveys and benchmarking salaries paid by our peer group. The Committee, in conjunction with Towers Watson, reviewed the position of our chief executive officer’s and other executive officers’ base salaries, as compared to the peer group, and considered this in determining compensation for 2009. Generally, base salaries and new survey data are reviewed by the Committee annually during the fourth fiscal quarter and the Committee considers an adjustment to salary for an executive officer only:

•	When the survey data demonstrates a significant deviation from the market;

•	To recognize outstanding individual performance over the prior year; or

•	To recognize an increase in responsibilities over the prior year.

Even when one of the above circumstances exists, however, a salary adjustment is not automatic.

As in prior years, for 2009, we targeted base salaries for our executives at the 50th percentile of peer companies and marketplace data. As noted above, however, during 2009, due to macroeconomic conditions and economic uncertainty, the Committee determined that the base salaries of our executives should be held at their 2008 levels. While not an increase to base salary, during the first quarter of 2009, Mr. Richter received a non-discretionary cash bonus in the amount of $25,000 for serving as the company’s interim chief financial officer. Mr. Richter was appointed chief financial officer in March 2009 and no salary adjustment was made at that time.

In February 2010, during the Committee’s executive compensation review process, the Committee determined that the base salaries of our chief executive officer and chief financial officer were significantly below the 50th percentile of peer companies and marketplace data. In an effort to better align such compensation to target levels, the Committee increased the base salary of Sujal M. Patel, chief executive officer, from $250,000 to $325,000, and increased the base salary of William D. Richter, chief financial officer, from $185,000 to $225,000, effective April 5, 2010. The Committee acknowledged that even after these salary increases, the base salaries of our chief executive officer and chief financial officer are below the 50th percentile when compared to our peer group and, as such, base salary level adjustments would be considered in future years.

For 2010, there were no other base salary increases for our executive officers. While we expect to continue to emphasize the non-base salary portion of an executive officer’s total compensation, we are mindful that compensation below our target level and at higher levels in the market could, in the long run, jeopardize our ability to retain our executive officers.

Performance-Based Incentive Compensation

For 2009, the performance-based incentive compensation for executive officers was comprised of an annual cash bonus for which 50% was tied to the achievement by the company of specified annual revenue goals and 50% was tied to the achievement by the company of annual non-GAAP operating income goals. For an executive to qualify for any bonus payment tied to the revenue goals, the company must have achieved at least 80% of that goal, and for an executive to qualify for any bonus payment tied to the non-GAAP operating income goals, the company must have achieved 100% of that goal. In regard to the revenue goals, if 80% of the target was achieved, the bonus payment would equal 50% and scale linearly to 100% from that point. In addition, if the company had exceeded its targeted revenue goals, executives would have earned an incremental bonus amount based on the amount by which the company had exceeded the targeted revenue goals. This structure was intended to further align the interests of our executives with those of our stockholders and to ensure that the executive team was collectively focused on the company’s core goals and priorities.

As in prior years, the Committee endorsed the view that the performance-based incentive compensation program for the head of the company’s global sales and field operations team should be applied differently than for the rest of the executive team. Specifically, for 2009, our senior vice president of worldwide field operations was eligible for performance-based incentive compensation similar to our other executive officers except that the revenue portion of his annual bonus opportunity was more heavily weighted at 80% and he received the revenue portion of his bonus payout on a quarterly, rather than annual, basis. As head of the company’s sales effort, the Committee determined that the heavier weighting on the revenue component and a quarterly payout opportunity would further motivate the head of sales to lead the global team to meet or exceed 2009 revenue objectives and to substantially contribute to increasing stockholder value by increasing company sales.

Our former senior vice president of worldwide sales and services, Steven D. Fitz, departed the company effective April 1, 2009. George H. Bennett took over the position in April 2009 and became eligible for the performance-based incentive opportunity as outlined above for the senior vice president of worldwide field operations. Given the macroeconomic conditions and the company’s performance in the first quarter of 2009, the company revised the revenue goals and objectives for the global sales team for 2009. As Mr. Bennett did not join the company until the second quarter of 2009, after the revised revenue goals and objectives were established for his team, the revenue goals to which he was held accountable for purposes of his performance-based incentive program were based on the revised goals the company provided to the global sales team.

Based on actual results for 2009, the revenue component was achieved at 84% for all executives except Mr. Bennett, whose revenue component was achieved at 108%. The non-GAAP operating income component was achieved at 100% for all executives. Performance-based incentive compensation for 2009 was paid to our named executive officers as follows:

Named Executive Officer	2009 Target Annual Bonus	2009 Paid (Revenue Goals)	2009 Paid (Non-GAAP Operating Income Goals)	2009 Annual Bonus (Actual Earned)
Sujal M. Patel president and chief executive officer	$200,000	$60,161	$100,000	$160,161

William D. Richter chief financial officer and vice president of finance	$150,000	$45,121	$75,000	$120,121

George H. Bennett senior vice president of worldwide field operations	$250,000	$161,424	$37,500	$198,924

Brett L. Helsel senior vice president of engineering	$150,000	$45,121	$75,000	$120,121

Mary E. Godwin vice president of operations	$150,000	$45,121	$75,000	$120,121

For 2010, the Committee approved a performance-based incentive program for executive officers with the following terms:

•	Bonuses are based upon the achievement by the company of specified annual revenue goals (60%), non-GAAP operating income goals (30%) and individual management by objective goals or MBOs (10%).

•

For an executive officer to qualify for any performance-based incentive compensation, the company must achieve both (i) at least 80% of the annual revenue goals and (ii) at least 50% of the annual non-GAAP operating income goals.

•

In the event the company’s revenue is between 80% and 100%, or the company’s non-GAAP operating income is between 50% and 100%, of the relevant goals, any qualifying payments would begin at 50% of the targeted amount and increase linearly up to 100%.

•

In the event that the specified company revenue goals are exceeded, executive officers will have the opportunity to earn an incremental bonus based on the amount the company exceeds the targeted revenue goals.

•	Subject to the Committee’s discretion, the maximum amount for any executive’s performance-based incentive compensation is 200% of the executive’s target compensation amount.

As in prior years, for 2010 the Committee determined that certain terms of the performance-based incentive compensation plan would be applied differently for our senior vice president of worldwide field operations. A description of such terms is as follows:

•	Bonuses are based upon the achievement by the company of specified annual revenue goals (80%) and non-GAAP operating income goals (20%). No individual MBOs apply.

•

For our senior vice president of worldwide field operations to qualify for any performance-based incentive compensation based on revenue, the company must achieve at least 80% of the annual revenue goals, determined on a quarterly basis.

•	Revenue-based bonus payments will be made quarterly, if earned, and such payments will be paid on a straight percentage basis.

Similar to 2009, the financial goals for the 2010 program are sufficiently challenging, particularly given the current economic environment, and require significant year-over-year growth and progress. Such goals are aligned with creating and sustaining stockholder value and do not encourage excessive risk-taking on the part of our executive officers.

Long-Term Equity Incentive Compensation

Stock Options. Generally, a significant stock option grant is made in the year in which an executive officer commences employment. This grant is made within our written guidelines for new-hire grants, consistent with the executive’s position. The guidelines were developed based on our historical practices as well as public company executive compensation data, including proportionate share ownership of executive officers in comparable positions to our own executives in relation to total shares outstanding. The size of each grant is generally set at a level that the Committee deems appropriate to create a meaningful opportunity for stock ownership based upon the grant guidelines, the individual’s position with us, the time of the year at which the individual joins us, and the individual’s potential for future responsibility and promotion. The relative weight given to each of these factors will vary from individual to individual at the Committee’s discretion. Adjustments may be made as the Committee deems reasonable to attract candidates in the competitive environment in which we operate.

Subsequent stock option grants may be made at varying times and in varying amounts at the discretion of the Committee. Historically, they have been approved in connection with the company’s annual review cycle in the April time frame. For 2010, the company’s annual review cycle was moved forward to the beginning of the year to better align employee, executive and overall corporate goals at the outset of the fiscal year and measurement period. We intend to utilize such timing for executive compensation reviews going forward.

During the annual review, the Committee considers annual stock option grants for existing employees, including our executive officers, who have completed at least seven months of service. Each executive officer’s performance during the year is measured during the performance review process, but corporate performance is also considered when annual stock options are granted. The vesting schedule and the number of shares granted are established to ensure a meaningful incentive for the executive officer to remain in our employ. The stock option will provide a return to the executive officer only if he or she remains employed with us, and then only if the market price of our common stock increases over the stock option term.

Pursuant to our stock option granting policy, when an executive officer is hired, a stock option grant will be made at the first regularly scheduled meeting of the Committee (or unanimous written consent of the Committee) after the executive officer commences employment. Annual stock option grants to executive officers are made at a regularly scheduled meeting of the Committee or by unanimous written consent of the Committee in accordance with the annual schedule described above. Generally, our unanimous written consents are executed electronically to ensure that the date of approval is certain. With the exception of stock options that may be authorized to our executive officers during a quarterly or other blackout period, the exercise price of stock options is equal to the market closing price of our common stock on the effective date of the Committee’s action. Pursuant to our stock option granting policy, in the event stock options are authorized to our executive officers during a blackout period, the Committee will identify the first day of our open trading window as the grant date (typically, the start of the third full day following the public release of quarterly financial results) and will identify the market closing price on such grant date as the exercise price of the stock option.

Stock options granted to executive officers generally vest as follows: one-fourth vests one year after the officer’s employment start date and one-twelfth of the remaining shares vest quarterly thereafter over the following three years, subject to the officer’s continued employment with the company. As further described in “Potential Payments Upon Termination or Change in Control” below, in connection with a corporate change of control, a set percentage of an executive officer’s unvested shares may be accelerated.

For 2009, the Committee analyzed executive equity compensation data from our peer group based on information prepared by Towers Watson. The Committee determined that additional equity awards were needed for competitive reasons as the unvested equity held by our executives was relatively low in comparison to our peer group. The Committee selected equity awards at the midpoint of the range that had been recommended by Towers Watson. Accordingly, in May 2009, the Committee approved grants of stock options to our named executive officers as noted in the table below.

Named Executive Officer	May 2009 Option Grant
Sujal M. Patel	285,000
William D. Richter	120,000
George H. Bennett	—	(1)
Brett L. Helsel	120,000
Mary E. Godwin	100,000

(1)	No additional stock option grant was made to our senior vice president of worldwide field operations, as he was hired in the second quarter of 2009 and received a new hire stock option grant.

For 2010, based upon review of comparative peer and market data provided by Towers Watson, the Committee determined annual stock option grants to our named executive officers as noted in the table below.

Named Executive Officer	February 2010 Option Grant
Sujal M. Patel	325,000
William D. Richter	135,000
George H. Bennett	135,000
Brett L. Helsel	135,000
Mary E. Godwin	115,000

Restricted Stock Units. In February 2010, the Committee approved awards of restricted stock units to certain of our executives. As noted above, these awards were intended to reward the executives for performance through the challenging macroeconomic conditions in 2009, and in building a strong foundation for the company, through effective cost-containment measures and improved business execution, which further drives long-term and sustainable stockholder value. As noted below, Mr. Patel and Mr. Richter were awarded a higher number of restricted stock units, vested over a two-year period, to recognize their contributions and performance in their respective roles and to further offset their salaries which remain below the target 50th percentile of our competition and peer companies. The restricted stock unit awards to our named executive officers were as follows:

Named Executive Officer	RSU Award	Vest
Sujal M. Patel	25,000	50% on the 1 and 2-year anniversary
William D. Richter	13,500	50% on the 1 and 2-year anniversary
George H. Bennett	5,000	100% on the 1-year anniversary
Brett L. Helsel	7,500	100% on the 1-year anniversary
Mary E. Godwin	6,600	100% on the 1-year anniversary

Stock Ownership Guidelines

We currently do not require our directors or executive officers to own a particular amount of our common stock. The Committee is satisfied that stock and option holdings among our directors and executive officers are sufficient at this time to provide motivation and to align this group’s interests with those of our stockholders. Although we do not have specific share retention or minimum ownership guidelines at this time, our Insider Trading Policy prohibits any of our executive officers, employees or contractors from engaging in any transactions in publicly-traded options, such as puts and calls, and other derivative securities, including any hedging or similar transaction, with respect to our common stock.

Health and Welfare Benefits

Our executive officers receive the same health and welfare benefits offered to other Isilon employees including medical, dental, vision, life, accidental death and dismemberment, and disability insurance; flexible spending accounts; and holiday pay. The same contribution amounts, percentages and plan design provisions are applicable to all employees.

Retirement Program and Stock Purchase Plan

The executive officers may participate in the same tax-qualified, employee-funded 401(k) plan offered to all other employees at Isilon. We currently have no Supplemental Executive Retirement Plan, or SERP, obligations. We do not have any defined benefit retirement plans. The executive officers may also participate in the same employee stock purchase plan that is available to all of our other employees.

Perquisites

We do not provide special benefits or other perquisites to any of our executive officers.

Employment, Severance and Change in Control Arrangements

We have not entered into employment agreements with any of our executive officers. With the exception of Mr. Patel, our founder and chief executive officer, we issued offer letters to our executive officers when each was recruited for his or her current position that provide for general employment terms and, in the case of Mr. Helsel, benefits payable in connection with a termination of employment. In addition, in the event of a change of control, each of our executive officers has a right to accelerated vesting of a portion of his or her stock option pursuant to the terms set forth in our stock option plans.

The Committee considers such plans, agreements and benefits in order to be competitive in the hiring and retention of employees, including executive officers, in comparison with peer and other companies with which we compete for talent. In addition, these benefits are intended to retain our officers during the pendency of a proposed change in control transaction and align the interests of our officers with our stockholders in the event of a change in control. We believe that proposed or actual change in control transactions can adversely impact the morale of officers and create uncertainty regarding their continued employment. Without these benefits, officers may be tempted to leave the company prior to the closing of the change in control, especially if they do not wish to remain with the entity after the transaction closes, and any such departures could jeopardize the consummation of the transaction or our interests if the transaction does not close and we remain independent. The Committee believes that these benefits therefore serve to enhance stockholder value in the transaction, and align the officers’ interest with those of our stockholders in change in control transactions.

All such arrangements with the named executive officers and the potential payments that each of the named executive officers would have received if a change in control or termination of employment would have occurred on December 31, 2009, are described under “Potential Payments Upon Termination or Change in Control.”

Financial Restatements

The Committee has not adopted a formal policy with respect to whether we will make retroactive adjustments to any cash or equity based compensation paid to executive officers (or others) where the payment was predicated upon the achievement of financial results that were subsequently the subject of a restatement.

Tax and Accounting Treatment of Compensation

In our review and establishment of compensation programs and payments, we consider, but do not place great emphasis on, the anticipated accounting and tax treatment of our compensation programs and payments on us and our executive officers. While we may consider accounting and tax treatment, these factors alone are not dispositive. Among other factors that receive greater consideration are the net costs to us and our ability to effectively administer executive compensation in the short and long-term interests of stockholders under a proposed compensation arrangement.

In general, we have determined that we will not necessarily seek to limit executive compensation to that which is deductible under Section 162(m) of the Internal Revenue Code. We monitor whether it might be in our best interest to comply with Section 162(m), but reserve the right to award future compensation which would not comply with the Section 162(m) requirements for non-deductibility if the Committee concludes that it is in our best interest to do so. We seek to maintain flexibility in compensating executive officers in a manner designed to promote varying corporate goals and therefore the Committee has not adopted a policy requiring all compensation to be deductible. The Committee will continue to assess the impact of Section 162(m) on its compensation practices and determine what further action, if any, is appropriate.

We account for equity compensation paid to our employees under the rules of U.S. generally accepted accounting principles, which require us to estimate and record an expense for each award of equity compensation over the service period of the award. Accounting rules also require us to record cash compensation as an expense at the time the obligation is accrued.

We intend that our plans, arrangements and agreements will be structured and administered in a manner that complies with the requirements of Section 409A of the Internal Revenue Code. Participation in, and compensation paid under, our plans, arrangements and agreements may, in certain instances, result in the deferral of compensation that is subject to the requirements of Section 409A. If our plans, arrangements and agreements as administered fail to meet certain requirements under Section 409A, compensation earned thereunder may be subject to immediate taxation and tax penalties.

Compensation Committee Report

The information contained in this report will not be deemed to be “soliciting material” or to be “filed” with the SEC, nor will such information be incorporated by reference into any future filing under the Securities Act or the Exchange Act, except to the extent that we specifically incorporate it by reference in such filing.

The Committee has reviewed and discussed the Compensation Discussion and Analysis for fiscal year 2009 with the company’s management. Based on the review and discussions, the Committee has recommended to the board of directors, and the board of directors has approved, that the Compensation Discussion and Analysis be included in our proxy statement and incorporated by reference in our 2009 annual report on form 10-K filed with the SEC.

Matthew S. McIlwain, Chair

Elliott H. Jurgensen, Jr.

Gregory L. McAdoo

EXECUTIVE COMPENSATION TABLES

Summary Compensation

The following table includes information regarding “total compensation,” as defined by the proxy disclosure rules applicable to executive compensation, earned by our named executive officers during the 2009, 2008 and 2007 fiscal years, to the extent such individuals were named executive officers during each such fiscal year. Other than our principal executive officer and principal financial officer, none of the individuals served as named executive officers for fiscal years 2008 and 2007.

Our named executive officers include: Sujal M. Patel, who served as our principal executive officer during fiscal year 2009; William D. Richter, who served as principal financial officer during fiscal year 2009; and George H. Bennett, Brett L. Helsel and Mary E. Godwin, the three other most highly compensated individuals who were serving as executive officers at the end of fiscal year 2009.

None of our named executive officers received any other compensation during the fiscal year that was not provided to all employees generally. All other columns required by SEC rules are omitted where there is no amount to report.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	Total ($)
Sujal M. Patel president and chief executive officer	2009	250,865	—	303,981	160,161	715,007
	2008	252,884	—	836,469	170,564	1,259,917
	2007	196,153	—	136,186	44,825	377,164

William D. Richter(3) chief financial officer and vice president of finance	2009	185,640	25,000	127,992	120,121	458,753
	2008	187,135	50,000	185,882	42,641	465,658
	2007	149,931	75,000	32,948	21,750	279,629

George H. Bennett senior vice president of worldwide sales and services	2009	186,154	—	397,000	198,924	782,078

Brett L. Helsel senior vice president of engineering	2009	230,796	—	127,992	120,121	478,909

Mary E. Godwin vice president of operations	2009	210,727	—	106,660	120,121	437,508

(1)	These amounts represent the aggregate grant date fair value of option awards for fiscal years 2009, 2008 and 2007. These amounts do not represent the actual amounts paid to or realized by the named executive officer for these awards during fiscal years 2009, 2008 or 2007. The value as of the grant date for stock options is recognized over the number of days of service required for the grant to become vested.

The following table includes the assumptions used to calculate the grant date fair value reported for fiscal years 2009, 2008 and 2007 on a grant-by-grant basis:

Name	Grant Date	Shares Granted (#)	Exercise Price ($)	Volatility (%)	Expected Life (Years)	Risk- Free Interest Rate (%)	Grant Date Fair Value ($)
Sujal M. Patel	5-15-09	285,000	2.57	51.70	4	1.66	303,981
	5-15-08	450,000	4.76	46.06	4	2.77	836,469
	4-30-07	31,000	12.21	41.33	4	4.53	136,186
William D. Richter	5-15-09	120,000	2.57	51.70	4	1.66	127,992
	5-15-08	100,000	4.76	46.06	4	2.77	185,882
	4-30-07	7,500	12.21	41.33	4	4.53	32,948
George H. Bennett	4-28-09	375,000	2.56	51.60	4	1.68	397,000
Brett L. Helsel	5-15-09	120,000	2.57	51.70	4	1.66	127,992
Mary E. Godwin	5-15-09	100,000	2.57	51.70	4	1.66	106,660

For a more detailed description of the assumptions used for purposes of determining grant date fair value, see Note 9 to the Financial Statements and “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Critical Accounting Policies and Estimates — Stock-Based Compensation,” included in our annual report on form 10-K for the fiscal year ended December 31, 2009.

(2)	Amounts disclosed under “Non-Equity Incentive Plan Compensation” reflect the cash awards earned by the named executive officers, as discussed in further detail under the heading “Performance-Based Incentive Compensation.”

(3)	Our named executive officers do not typically receive discretionary cash bonuses. Since the third quarter of 2007, Mr. Richter has received cash payments as compensation for agreeing to serve as our interim chief financial officer. Mr. Richter received a cash payment in fiscal year 2009 for serving as our interim chief financial officer during the first quarter of 2009. On March 8, 2009, the board named Mr. Richter as the company’s chief financial officer.

Grants of Plan-Based Awards in Fiscal Year 2009

The following table sets forth certain information with respect to the fiscal year 2009 grants of plan-based awards to the named executive officers. Columns required by SEC rules are omitted where there is no amount to report.

Name	Grant Date (1)(2)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(3) Target ($)(4)		All Other Option Awards: Number of Securities Underlying Options (#)		Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
Sujal M. Patel	N/A	200,000				—
	5/15/09			285,000	(5)	2.57	303,981	(6)
William D. Richter	N/A	150,000				—
	5/15/09			120,000	(5)	2.57	127,992	(6)
George H. Bennett	N/A	250,000	(7)			—
	4/28/09			375,000	(8)	2.56	397,000	(9)
Brett L. Helsel	N/A	150,000				—
	5/15/09			120,000	(5)	2.57	127,992	(6)
Mary E. Godwin	N/A	150,000				—
	5/15/09			100,000	(5)	2.57	106,660	(6)

(1)	Under SEC rules, grant date is only applicable for equity-based awards.

(2)

Under our equity award grant date policy, the grant date of our equity awards is typically the 15th day of the month (or the first trading day thereafter) following unanimous approval of such awards. For our Section 16 officers, in the event a grant date occurs during a quarterly blackout window, a future date is identified as the grant date, which is typically the first day the trading window opens following the applicable blackout period (as in the case of Mr. Bennett’s grant date).

(3)	The amounts shown reflect the target amount payable under the plan. The actual amounts we paid to each of our named executive officers for 2009 are set forth in the Summary Compensation Table under the heading “Non-Equity Incentive Plan Compensation” and were as follows:

Name	Actual Payout Under Non-Equity Incentive Plans for Fiscal Year 2009
Sujal M. Patel	$160,161
William D. Richter	$120,121
George H. Bennett	$198,924
Brett L. Helsel	$120,121
Mary E. Godwin	$120,121

See “Compensation Discussion and Analysis” above for a discussion of how these amounts were determined under our 2009 Executive Bonus Plan.

(4)	There was no set “Threshold” or “Maximum” payout established with respect to our 2009 non-equity incentive plan awards, pursuant to the related description of the subjective discretion exercisable as more fully described in the “Compensation Discussion and Analysis” under the heading “Performance-Based Incentive Compensation.”
(5)	These non-qualified stock options vest at the rate of 25% on May 1, 2010, and 1/12th of the remaining shares quarterly thereafter, such that the shares are fully vested on May 1, 2013.
(6)	The grant date fair value of each of these options was $1.0666 per share and was computed using a Black-Scholes valuation methodology. We estimated the full grant date fair value of these options using the following assumptions: 1.66% risk free interest rate; 51.70% expected volatility; and a 4-year expected life. The grant date fair value is recognized over the number of days of service required for the grant to become vested.
(7)	Mr. Bennett’s employment offer letter indicates Mr. Bennett is eligible to receive potential payouts under the non-equity incentive plan in the amount of $250,000. Because Mr. Bennett did not commence employment with us until the second quarter of 2009, the estimated possible payout under this award was prorated to 75%, or $187,500.
(8)	These non-qualified stock options vest at the rate of 25% on April 6, 2010, and 1/12th of the remaining shares quarterly thereafter, such that the shares are fully vested on April 6, 2013.
(9)	The grant date fair value of the option grant was $1.0586 per share and was computed using a Black-Scholes valuation methodology. We estimated the full grant date fair value of these options using the following assumptions: 1.68% risk free interest rate; 51.60% expected volatility; and a 4-year expected life. The grant date fair value is recognized over the number of days of service required for the grant to become vested.

Outstanding Equity Awards at Fiscal Year End

The following table shows the unexercised stock options held by our named executive officers at the end of fiscal year 2009. No named executive officer has any other outstanding form of equity award at the end of fiscal year 2009.

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date(1)
Sujal M. Patel	43,750	(2)	0		$0.2200	03/10/2015
	77,507	(3)	1,659		$0.8200	02/13/2016
	62,497	(4)	4,169		$0.8200	03/30/2016
	19,375	(5)	11,625		$12.2100	04/30/2017
	225,000	(6)	225,000		$4.7600	05/12/2018
	0		285,000	(7)	$2.5700	05/15/2019
William D. Richter	75,000	(8)	25,000		$13.0000	12/14/2016
	4,687	(5)	2,813		$12.2100	04/30/2017
	50,000	(6)	50,000		$4.7600	05/12/2018
	0		120,000	(7)	$2.5700	05/15/2019
George H. Bennett	0		375,000	(9)	$2.5600	04/28/2019
Brett L. Helsel	137,812	(10)	177,188		$4.7600	05/12/2018
	0		120,000	(7)	$2.5700	05/15/2019
Mary E. Godwin	70,312	(11)	154,688		$4.9000	08/05/2018
	0		100,000	(7)	$2.5700	05/15/2019

(1)	The expiration date of each stock option is ten years after its grant date.
(2)	The option award vests at the rate of 25% on November 15, 2005, and 1/36th of the remaining shares monthly thereafter, such that the shares fully vested on November 15, 2008.
(3)	The option award vests at the rate of 25% on January 1, 2007, and 1/36th of the remaining shares monthly thereafter, such that the shares are fully vested on January 1, 2010.
(4)	The option award vests at the rate of 25% on March 10, 2007, and 1/36th of the remaining shares monthly thereafter, such that the shares are fully vested on March 10, 2010.
(5)	The option award vests at the rate of 25% on April 15, 2008, and 1/12th of the remaining shares quarterly thereafter, such that the shares are fully vested on April 15, 2011.
(6)	The option award vests at the rate of 25% on October 24, 2008, and 1/12th of the remaining shares quarterly thereafter, such that the shares are fully vested on October 24, 2011.
(7)	The option award vests at the rate of 25% on May 1, 2010, and 1/12th of the remaining shares quarterly thereafter, such that the shares are fully vested on May 1, 2013.
(8)	The option award vests at the rate of 25% on December 13, 2007, and 1/12th of the remaining shares quarterly thereafter, such that the shares are fully vested on December 13, 2010.
(9)	The option award vests at the rate of 25% on April 6, 2010, and 1/12th of the remaining shares quarterly thereafter, such that the shares are fully vested on April 6, 2013.
(10)	The option award vests at the rate of 25% on March 11, 2009, and 1/12th of the remaining shares quarterly thereafter, such that the shares are fully vested on March 11, 2012.
(11)	The option award vests at the rate of 25% on July 9, 2009, and 1/12th of the remaining shares quarterly thereafter, such that the shares are fully vested on July 9, 2012.

Option Exercises and Stock Vested

None of our named executive officers exercised stock options during fiscal year 2009. We have not granted any stock awards through the end of fiscal year 2009.

Potential Payments Upon Termination or Change In Control

As discussed below, stock option awards granted to our named executive officers accelerate upon a change in control. Also, one of the named executive officers has an agreement that would provide him with additional benefits upon certain termination events as further described below. Unless noted below, the named executive officers are not entitled to any benefits upon death or disability beyond what is available to all of our employees.

Acceleration

In addition to certain acceleration provisions applicable to all employees under our stock plans, the named executive officers are entitled to additional acceleration of the shares underlying their stock option grants upon the occurrence of the following events:

•

Amended and Restated 2001 Stock Plan: The stock options granted to our executive officers will vest with respect to an additional 25% of the number of shares subject to the stock options that remain unvested if a change of control occurs and the named executive officer’s employment is terminated without cause or such named executive officer is subject to involuntary termination (as defined in the 2001 Stock Plan) within twelve months following the change of control. A change of control is defined as: (i) a merger or consolidation of Isilon after which our stockholders own 50% or less of the voting power of the surviving corporation or its parent company or (ii) a sale of all or substantially all of our assets.

•

2006 Equity Incentive Plan: The stock options granted to our executive officers will vest with respect to 25% of the unvested number of shares subject to the stock option if a change in control occurs and will vest as to an additional 25% of the unvested shares if such named executive officer’s employment is terminated without cause (as defined in the 2006 Equity Incentive Plan) within 12 months after the consummation of a change in control. A change in control is defined as: (i) a merger of Isilon after which our own stockholders own 50% or less of the surviving corporation or its parent company, (ii) a sale of all or substantially all of our assets, or (iii) a change in the composition of the board occurring within a 2-year period as of a result of which fewer than a majority of the directors are Incumbent Directors (as defined in the 2006 Equity Incentive Plan).

Severance

As noted in the “Compensation Discussion and Analysis” above under the heading “Employment, Severance and Change in Control Arrangements,” only one of our named executive officers has severance provisions in his offer letter that may be realized upon termination of employment. The following description is based upon the terms of such offer letter and the assumption that the severance provision was triggered as of December 31, 2009:

Brett L. Helsel. If we terminate Mr. Helsel’s employment for any reason other than cause or if he resigns for good reason (each as defined in his offer letter), he will be entitled to receive an immediate lump sum payment in an amount equal to six months of his then-current base salary (which is currently $230,000) and reimbursement of COBRA payments for a period of six months (which is currently $1,275.57 per month), subject to any payment delay in order to comply with Section 409A of the Internal Revenue Code.

In the case of the above severance payment, the reimbursement of COBRA premiums will cease to the extent that Mr. Helsel obtains equivalent health coverage from another employer during the severance period. To obtain the continued salary and COBRA severance benefits listed above, Mr. Helsel would be required to execute a release agreement, containing, among other things, a full release of claims, a non-disparagement provision and his agreement to comply with the terms of his confidentiality and non-compete agreement, the terms of which prohibit him from engaging in specified competitive activities and soliciting company employees, customers, suppliers or other business relations for a period of 12 months following the date of his termination.

Estimated Payments

The table below sets forth potential benefits that each named executive officer would be entitled to receive upon termination of employment or change in control in the situations outlined above. These disclosed amounts are estimates only and do not necessarily reflect the actual amounts that would be paid to the named executive officers, which would only be known at the time that they become eligible for payment. The amounts shown in the table are the amounts that could be payable under existing plans and arrangements if the named executive officer’s employment had terminated at December 31, 2009. Values for stock option grants are based on our closing price of $6.86 on December 31, 2009. The table below does not include amounts to which the named executive officers would be entitled that are already described in the compensation tables appearing earlier in this proxy statement, including the value of equity awards that have already vested.

The following table reflects the value that would have been received by each of our named executive officers in connection with the accelerated vesting of outstanding stock options that remained exercisable under our stock plans:

	Change in Control	Termination within 12 Months of Change in Control	Termination for Reasons Other than Change in Control
	Accelerated Vesting of Stock Options	Accelerated Vesting of Stock Options	Severance Amount ($)	Accelerated Vesting of Stock Options ($)	Health Insurance Coverage ($)
Sujal M. Patel	$423,788	$741,628	—	—	—
William D. Richter	$154,950	$271,163	—	—	—
George H. Bennett	$403,125	$705,469	—	—	—
Brett L. Helsel	$318,734	$557,785	$115,000	—	$7,653
Mary E. Godwin	$183,047	$320,332	—	—	—

Risk Analysis of Compensation Plans

The mix and design of the elements of executive compensation do not encourage management to assume excessive risks. Any risks arising from our compensation policies and practices for our employees are not reasonably likely to have a material adverse effect on the company.

The Committee, with assistance of its independent compensation consultant, extensively reviewed the elements of executive compensation to determine whether any portion of executive compensation encouraged excessive risk taking and concluded:

•	significant weighting towards long-term incentive compensation discourages short-term risk taking;

•	goals are appropriately set to avoid targets that, if not achieved, result in a large percentage loss of compensation; and

•	performance-based incentive awards are capped by the Committee.

DIRECTOR COMPENSATION

Compensation Arrangement with Directors

Our employee directors are not paid any fees for services as members of the board. Non-employee directors, with the exception of Messrs. Fidelman, McAdoo and McIlwain, who have waived the right to receive director compensation as they are affiliated with certain venture capital funds that hold Isilon common stock, receive cash compensation for their services as non-employee members of the board in the following amounts:

Annual retainer for service on the board	$30,000
Additional annual retainer for chairman	$10,000
Additional annual retainer for audit committee chair	$10,000
Additional annual retainer for other committee chairs	$5,000
Additional annual retainer for audit committee members	$5,000
Additional annual retainer for other committee members	$2,500

This cash compensation is paid monthly in arrears on the 15th of each month. Payments are prorated for any partial month of service.

Compensation for our directors was designed to result in compensation competitive with that provided by our peer group.

Two of our non-employee directors have received options to purchase shares of our common stock under our 2001 Stock Plan in connection with their commencement of service on our board. In October 2004, we granted an option to purchase 166,666 shares of common stock at an exercise price of $0.22 per share to Mr. Ruckelshaus and in April 2006, we granted an option to purchase 166,666 shares of common stock at an exercise price of $1.35 per share to Mr. Jurgensen. Each of these options has the following four-year vesting schedule: 25% of the shares subject to the option vest on the first anniversary of the vesting commencement date and 1/36 th of the remaining shares subject to the option vest each month thereafter. The shares underlying these options are fully vested.

Under the terms of our 2006 Equity Incentive Plan, non-employee directors who first join our board will receive an initial option for the number of shares determined by the board at that time with an exercise price equal to the closing price of our common stock on the date of grant. The grant of these options will occur on or about the date when the director first takes office and the option will vest as determined by the board at that time. At the time of each of our annual stockholders’ meetings beginning in 2007, each non-employee director who has served for at least the preceding ten months and who will continue to be a director after that meeting will automatically be granted an option to purchase 20,000 shares of our common stock that will vest in full on the day prior to the next year’s annual stockholder meeting with an exercise price equal to the closing price of our common stock on the date of grant. A new non-employee director who receives an initial option award will not receive a 20,000-share annual option award in the same calendar year. In the event of certain change in control transactions, including our merger with or into another corporation, the acquisition by a person of securities representing 50% or more of the total voting power of the company, certain changes in the composition of our board of directors as set forth in the 2006 Equity Incentive Plan, or the sale of all or substantially all of our assets, the vesting of all shares subject to each option will accelerate fully in the event the option is not assumed or substituted. Additionally, if options granted to non-employee directors are assumed or substituted, and following such assumption or substitution the non-employee director’s status as a director (either of Isilon or of the successor corporation) is terminated other than upon a voluntary resignation (excluding a resignation at the request of the acquirer), then all of the shares subject to each option will accelerate fully.

In February 2008, our board granted Mr. van Oppen an option to purchase 75,000 shares of common stock under the 2006 Equity Incentive Plan at an exercise price of $5.46 per share in connection with his commencement of service on our board. The option has the following four-year vesting schedule: 25% of the shares subject to the option vest on the first anniversary of the vesting commencement date and 1/12th of the remaining shares subject to the option vest quarterly thereafter. In addition, in June 2008, our board granted Mr. Jurgensen an option to purchase 5,000 shares of our common stock under the 2006 Equity Incentive Plan at an exercise price of $4.87 per share as a special recognition award. The option vested 100% on the date of grant.

Director Compensation Table

During fiscal year 2009, the Compensation Committee reviewed director compensation and determined to make no changes from fiscal year 2008. The following table sets forth the compensation of our non-employee directors in fiscal year 2009:

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)(2)	Total ($)
William D. Ruckelshaus	50,000	14,972	64,972
Elliott H. Jurgensen, Jr.	43,330	14,972	58,302
Peter H. van Oppen	37,500	14,972	42,472
Barry J. Fidelman, Gregory L. McAdoo and Matthew S. McIlwain(3)	—	—	—

(1)	These amounts represent the aggregate grant date fair value of awards for grants of options to each listed director in fiscal year 2009. These amounts do not represent the actual amounts paid to or realized by the directors during fiscal year 2009. The value as of the grant date for stock options is recognized over the number of days of service required for the stock option to vest in full.

The following table includes the assumptions used to calculate the fiscal year 2009 grant date fair value on a grant by grant basis for our directors:

Name	Grant Date	Shares Granted (#)	Exercise Price ($)	Volatility (%)	Expected Life (Years)	Risk Free Interest Rate (%)	Grant Date Fair Value ($)
William D. Ruckelshaus	4-20-09	20,000	2.16	55.2	2.5	1.1	14.972
Elliott H. Jurgensen, Jr.	4-20-09	20,000	2.16	55.2	2.5	1.1	14.972
Peter H. van Oppen	4-20-09	20,000	2.16	55.2	2.5	1.1	14.972

For a more detailed description of the assumptions used for purposes of determining grant date fair value, see Note 9 to the Financial Statements and “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Critical Accounting Policies and Estimates — Stock-Based Compensation,” included in our annual report on form 10-K for the fiscal year ended December 31, 2009.

(2)	The aggregate number of shares subject to outstanding option awards held by each director (representing unexercised option awards — both vested and unvested) at December 31, 2009 is as follows:

Name	Number of Shares Subject to Option Awards Held as of December 31, 2009
William D. Ruckelshaus	226,666
Elliott H. Jurgensen, Jr.	231,666
Peter H. van Oppen	95,000

(3)	Each of Messrs. Fidelman, McAdoo and McIlwain has waived his right to receive cash and equity compensation.

OTHER MATTERS

Certain Relationships and Related Transactions

Review, Approval and Ratification of Transactions with Related Persons

Our “Code of Business Conduct and Ethics” contains procedures pertaining to the review and approval by the audit committee of transactions between Isilon and its directors, employees, officers and their immediate family members, and entities with which they have a position or relationship. The charter of the audit committee affirms the audit committee’s responsibility for the review and approval of proposed transactions involving potential conflicts of interest, including, specifically, all proposed related party transactions. We annually require each of our directors and executive officers to complete a directors’ and officers’ questionnaire that elicits information about related party transactions as such term is defined by SEC rules and regulations. These procedures are intended to determine whether any such related party transaction impairs the independence of a director or presents a conflict of interest on the part of a director, employee or officer.

Related Party Transactions

Current SEC regulations define a related party transaction to include any transaction, arrangement or relationship involving an amount in excess of $120,000 in which Isilon was or is to be a participant and in which any of the following related persons had or will have a direct or indirect material interest in such transaction, arrangement or relationship: (i) an executive officer, director or director nominee of Isilon, (ii) a beneficial owner of more than five percent of our common stock, (iii) an immediate family member of an executive officer, director or director nominee or beneficial owner of more than five percent of our common stock, or (iv) any entity that is owned or controlled by any of the foregoing persons.

In fiscal year 2009, we recorded revenue of $52,670 from Dailymotion related to the purchase of products and services from us in the prior year. In the first quarter of 2010, we recorded revenue of $462,837 from Dailymotion related to the purchase of products and services from us. Dailymotion may purchase products and services from us in the future. Mr. Fidelman, one of our non-employee directors, is a Partner of Atlas Venture, which is one of our stockholders and an investor in Dailymotion.

Indemnification Agreements

In addition to the indemnification provisions contained in our amended and restated certificate of incorporation and bylaws, we have entered into separate indemnification agreements with each of our directors and officers. These agreements require us, among other things, to indemnify each such director and officer against expenses (including attorneys’ fees), judgments, fines, and settlements paid by such individual in connection with any action, suit or proceeding arising out of such individual’s status or service as our director or officer (other than such liabilities arising from willful misconduct or conduct that is knowingly fraudulent or deliberately dishonest) and to advance expenses incurred by such individual in connection with any proceeding against such individual with respect to which such individual may be entitled to indemnification by us. We also provide director and officer liability insurance to our directors and officers at our expense.

On November 1, 2007, a putative class action complaint was filed in the U.S. District Court for the Western District of Washington against Isilon and certain of our current and former directors and officers. The complaint asserts claims under Sections 10(b) and 20(a) of the Securities Exchange Act of 1934, as amended, and Rule 10b-5 promulgated thereunder, as well as under Sections 11, 12 and 15 of the Securities Act of 1933. Substantially similar complaints were filed later in the same court and all of these cases were subsequently consolidated. On April 18, 2008, lead plaintiffs filed a consolidated amended complaint against Isilon, certain of our current and former directors and officers, underwriters, and venture capital firms. The consolidated complaint purports to be brought on behalf of a class of persons who purchased or otherwise acquired our stock during the period December 16, 2006 to October 3, 2007. Plaintiffs allege that defendants violated the federal securities laws by issuing a false and misleading registration statement and prospectus in connection with our December 16, 2006 initial public offering and by thereafter misrepresenting our current and prospective business and financial results, thereby causing our stock price to be artificially inflated during the purported class period. Plaintiffs seek unspecified compensatory damages, interest, attorneys’ fees and costs, and injunctive relief.

On October 24, 2009, we filed a stipulation of settlement providing for the settlement and dismissal of the class action. On March 5, 2010, the court granted final approval of the class action settlement and dismissed the case with prejudice. Pursuant to the settlement, the plaintiff class was awarded $15.0 million, of which we contributed $2.0 million and the balance was contributed by our insurers.

On March 18 and 24, 2008, shareholder derivative actions were filed in the Superior Court of the State of Washington (King County), allegedly on behalf of and for the benefit of Isilon, against certain of our current and former directors and officers. Isilon is named as a nominal defendant. On April 17, 2008, the court consolidated these actions and appointed lead counsel. The derivative complaints arise out of many of the factual allegations at issue in the securities class action and generally allege that the individual defendants breached fiduciary duties owed to Isilon by publicly misrepresenting our business prospects and failing to properly account for certain revenues recognized in the fourth quarter of and the fiscal year ended December 31, 2006, and in the first and second quarters of fiscal 2007. The complaints seek unspecified damages and equitable relief, disgorgement of compensation, attorneys’ fees, costs, and expenses. Because the complaints are derivative in nature, they do not seek monetary damages from us. However, we may be required to advance the legal fees and costs incurred by the individual defendants. On February 3, 2009, the derivative plaintiff filed an amended complaint. Defendants are to respond to the amended complaint by April 14, 2010. We are unable to predict the final outcome of the derivative action.

Our potential indemnity obligations to current and former officers and directors in the derivative action and in the SEC’s lawsuit against our former CFO could result in significant liability to the extent that the advancement of fees and costs or ultimate indemnity obligations are not covered by, or exceed, the available directors’ and officers’ insurance, and could have a material adverse effect on our consolidated financial position, results of operations, or cash flows.

Under Delaware law, our amended and restated certificate of incorporation, our bylaws, and indemnification agreements between us and our executive officers and directors, we may have an obligation to indemnify current and former officers and directors in relation to these matters. Such indemnification may have a material adverse effect on our business, results of operations, and financial condition to the extent insurance does not cover our costs. The insurance carriers that provide our directors’ and officers’ liability policies may seek to rescind or deny coverage with respect to pending investigations or actions in whole or in part or we may not have sufficient coverage under such policies, in which case our business, results of operations, and financial condition may be materially and adversely affected.

Annual Report to Stockholders on Form 10-K

If you were a registered or beneficial stockholder on the record date, our 2009 annual report to stockholders on form 10-K, including financial statements for the year ended December 31, 2009, accompanies, or has been mailed immediately prior to the mailing of, this proxy statement. The annual report on form 10-K for the fiscal year ended December 31, 2009, is also available at www.RRDEZProxy.com/2010/ISLN and on our website at www.isilon.com, by clicking on “Company,” then “Investor Relations” and then “Financial Reports.” If requested, we will provide you copies of any exhibits to the form 10-K upon the payment of a fee covering our reasonable expenses in furnishing the exhibits. You can request exhibits to the form 10-K by writing to Investor Relations, Isilon Systems, Inc., 3101 Western Avenue, Seattle, Washington 98121.

Stockholder Proposals for 2011 Meeting

Stockholders of Isilon may submit proper proposals for inclusion in our proxy statement and for consideration at the next annual meeting of stockholders by submitting their proposals in writing to the corporate secretary of Isilon in a timely manner. In order to be included in our proxy materials for the annual meeting of stockholders to be held in the year 2011, stockholder proposals must be received by our corporate secretary no later than December 27, 2010, and must otherwise comply with the requirements of Rule 14a-8 of the Exchange Act.

In addition, our bylaws establish an advance notice procedure with regard to business brought before an annual meeting, including stockholder proposals not included in our proxy statement. For nominations or other business to be properly brought before the 2011 annual meeting by a stockholder, such stockholder must provide written notice delivered to the corporate secretary of Isilon not less than one hundred twenty (120) days prior to the anniversary of the mailing of this proxy statement (i.e. December 27, 2010, which notice must contain specified information concerning the matters to be brought before such meeting and concerning the stockholder proposing such matters. In the event that no annual meeting was held in the previous year or the date of the annual meeting has been changed by more than thirty (30) days from the date contemplated at the time of the previous year’s proxy statement, for notice by the stockholder to be timely it must be received no later than the close of business on the later of one hundred twenty (120) calendar days in advance of such annual meeting and ten (10) calendar days following the date on which public announcement of the date of the meeting is first made. A copy of the full text of the bylaws governing the notice requirements set forth above will be provided to any stockholder upon written request directed to our corporate secretary.

Other Business

We do not know of any other matters that may be presented for consideration at the annual meeting. If any other business does properly come before the annual meeting, the persons named as proxies on the enclosed proxy card will vote as they deem in the best interests of Isilon.

Keenan M. Conder
Vice President, General Counsel and Corporate Secretary

Dated: April 26, 2010

Appendix A

ISILON SYSTEMS, INC.

2006 EQUITY INCENTIVE PLAN

(As Amended and Restated April 12, 2010)

(Approved by Stockholders on May     , 2010)

(Scheduled Termination Date: November 22, 2016)

1. Purposes of the Plan. The purposes of this Plan are:

•	to attract and retain the best available personnel for positions of substantial responsibility,

•	to provide additional incentive to Employees, Directors and Consultants, and

•	to promote the success of the Company’s business.

The Plan permits the grant of Incentive Stock Options, Nonstatutory Stock Options, Restricted Stock, Restricted Stock Units, Stock Appreciation Rights, Performance Units and Performance Shares.

2. Definitions. As used herein, the following definitions will apply:

(a) “Administrator” means the Board or any of its Committees as will be administering the Plan, in accordance with Section 4 of the Plan.

(b) “Applicable Laws” means the requirements relating to the administration of equity-based awards under U.S. state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws of any foreign country or jurisdiction where Awards are, or will be, granted under the Plan.

(c) “Award” means, individually or collectively, a grant under the Plan of Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Units or Performance Shares.

(d) “Award Agreement” means the written or electronic agreement setting forth the terms and provisions applicable to each Award granted under the Plan. The Award Agreement is subject to the terms and conditions of the Plan.

(e) “Board” means the Board of Directors of the Company.

(f) “Change in Control” means the occurrence of any of the following events:

(i) Any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities;

(ii) The consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets;

(iii) A change in the composition of the Board occurring within a two (2)-year period, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” means directors who either (A) are Directors as of the effective date of the Plan, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but will not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company); or

(iv) The consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation.

(g) “Code” means the Internal Revenue Code of 1986, as amended. Any reference to a section of the Code herein will be a reference to any successor or amended section of the Code.

(h) “Committee” means a committee of Directors or of other individuals satisfying Applicable Laws appointed by the Board in accordance with Section 4 hereof.

(i) “Common Stock” means the common stock of the Company.

(j) “Company” means Isilon Systems, Inc., a Delaware corporation, or any successor thereto.

(k) “Consultant” means any person, including an advisor, engaged by the Company or a Parent or Subsidiary to render services to such entity.

(l) “Determination Date” means the latest possible date that will not jeopardize the qualification of an Award granted under the Plan as “performance-based compensation” under Section 162(m) of the Code.

(m) “Director” means a member of the Board.

(n) “Disability” means total and permanent disability as defined in Section 22(e)(3) of the Code, provided that in the case of Awards other than Incentive Stock Options, the Administrator in its discretion may determine whether a permanent and total disability exists in accordance with uniform and non-discriminatory standards adopted by the Administrator from time to time.

(o) “Employee” means any person, including Officers and Directors, employed by the Company or any Parent or Subsidiary of the Company. Neither service as a Director nor payment of a director’s fee by the Company will be sufficient to constitute “employment” by the Company.

(p) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(q) “Exchange Program” means a program under which (i) outstanding Awards are surrendered or cancelled in exchange for Awards of the same type (which may have lower exercise prices and different terms), Awards of a different type, and/or cash, (ii) Participants would have the opportunity to transfer any outstanding Awards to a financial institution or other person or entity selected by the Administrator, and/or (iii) the exercise price of an outstanding Award is reduced. The Administrator will determine the terms and conditions of any Exchange Program in its sole discretion. Notwithstanding the previous sentence, the Administrator may not institute an Exchange Program without stockholder approval.

(r) “Fair Market Value” means, as of any date, the value of Common Stock determined as follows:

(i) If the Common Stock is listed on any established stock exchange or a national market system, including without limitation the Nasdaq Global Select Market, the Nasdaq Global Market or the Nasdaq Capital Market of The Nasdaq Stock Market, its Fair Market Value will be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or system on the day of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

(ii) If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value of a Share will be the mean between the high bid and low asked prices for the Common Stock on the day of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

(iii) For purposes of any Awards granted on the Registration Date, the Fair Market Value will be the initial price to the public as set forth in the final prospectus included within the registration statement in Form S-1 filed with the Securities and Exchange Commission for the initial public offering of the Company’s Common Stock; or

(iv) In the absence of an established market for the Common Stock, the Fair Market Value will be determined in good faith by the Administrator.

(s) “Fiscal Year” means the fiscal year of the Company.

(t) “Incentive Stock Option” means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.

(u) “Inside Director” means a Director who is an Employee.

(v) “Nonstatutory Stock Option” means an Option that by its terms does not qualify or is not intended to qualify as an Incentive Stock Option.

(w) “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

(x) “Option” means a stock option granted pursuant to the Plan.

(y) “Outside Director” means a Director who is not an Employee.

(z) “Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code.

(aa) “Participant” means the holder of an outstanding Award.

(bb) “Performance Goals” will have the meaning set forth in Section 12 of the Plan.

(cc) “Performance Period” means any Fiscal Year or such other period as determined by the Administrator in its sole discretion.

(dd) “Performance Share” means an Award denominated in Shares which may be earned in whole or in part upon attainment of Performance Goals or other vesting criteria as the Administrator may determine pursuant to Section 10.

(ee) “Performance Unit” means an Award which may be earned in whole or in part upon attainment of Performance Goals or other vesting criteria as the Administrator may determine and which may be settled for cash, Shares or other securities or a combination of the foregoing pursuant to Section 10.

(ff) “Period of Restriction” means the period during which the transfer of Shares of Restricted Stock are subject to restrictions and therefore, the Shares are subject to a substantial risk of forfeiture. Such restrictions may be based on the passage of time, the achievement of target levels of performance, or the occurrence of other events as determined by the Administrator.

(gg) “Plan” means this 2006 Equity Incentive Plan.

(hh) “Registration Date” means the effective date of the first registration statement that is filed by the Company and declared effective pursuant to Section 12(g) of the Exchange Act, with respect to any class of the Company’s securities.

(ii) “Restricted Stock” means Shares issued pursuant to a Restricted Stock award under Section 7 of the Plan, or issued pursuant to the early exercise of an Option.

(jj) “Restricted Stock Unit” means a bookkeeping entry representing an amount equal to the Fair Market Value of one Share, granted pursuant to Section 8. Each Restricted Stock Unit represents an unfunded and unsecured obligation of the Company.

(kk) “Rule 16b-3” means Rule 16b-3 of the Exchange Act or any successor to Rule 16b-3, as in effect when discretion is being exercised with respect to the Plan.

(ll) “Section 16(b)” means Section 16(b) of the Exchange Act.

(mm) “Service Provider” means an Employee, Director or Consultant.

(nn) “Share” means a share of the Common Stock, as adjusted in accordance with Section 15 of the Plan.

(oo) “Stock Appreciation Right” means an Award, granted alone or in connection with an Option, that pursuant to Section 9 is designated as a Stock Appreciation Right.

(pp) “Subsidiary” means a “subsidiary corporation”, whether now or hereafter existing, as defined in Section 424(f) of the Code.

3. Stock Subject to the Plan.

(a) Stock Subject to the Plan. Subject to the provisions of Section 15 of the Plan, the maximum aggregate number of Shares that may be issued under the Plan as of January 1, 2010 is (i) 20,986,344 Shares, which includes Shares returned to the Plan prior to January 1, 2010 under the prior version of clause (ii) and increases under Section 3(b) below for years prior to the 2011 Fiscal Year, plus (ii) any Shares subject to stock options granted under the Company’s Amended and Restated 2001 Stock Plan (the “2001 Plan”) that expire or otherwise terminate on or after January 1, 2010 without having been exercised in full up to a maximum of 1,411,562 Shares. The Shares may be authorized, but unissued, or reacquired Common Stock.

(b) Automatic Share Reserve Increase. The number of Shares available for issuance under the Plan shall be increased on the first day of each Fiscal Year beginning with the 2011 Fiscal Year, in an amount equal to the least of (A) 3,500,000 Shares, (B) five percent (5%) of the outstanding Shares on the last day of the immediately preceding Fiscal Year or (C) such number of Shares determined by the Board.

(c) Lapsed Awards. If an Award expires or becomes unexercisable without having been exercised in full, is surrendered pursuant to an Exchange Program, or, with respect to Restricted Stock, Restricted Stock Units, Performance Units or Performance Shares, is forfeited to or repurchased by the Company due to failure to vest, the unpurchased Shares (or for Awards other than Options or Stock Appreciation Rights the forfeited or repurchased Shares) which were subject thereto will become available for future grant or sale under the Plan (unless the Plan has terminated). With respect to Stock Appreciation Rights, only Shares actually issued pursuant to a Stock Appreciation Right will cease to be available under the Plan; all remaining Shares under Stock Appreciation Rights will remain available for future grant or sale under the Plan (unless the Plan has terminated).

Shares that have actually been issued under the Plan under any Award will not be returned to the Plan and will not become available for future distribution under the Plan; provided, however, that if Shares issued pursuant to Awards of Restricted Stock, Restricted Stock Units, Performance Shares or Performance Units are repurchased by the Company or are forfeited to the Company, such Shares will become available for future grant under the Plan. Shares used to pay the exercise price of an Award or to satisfy the tax withholding obligations related to an Award will become available for future grant or sale under the Plan. To the extent an Award under the Plan is paid out in cash rather than Shares, such cash payment will not result in reducing the number of Shares available for issuance under the Plan. Notwithstanding the foregoing and, subject to adjustment as provided in Section 15, the maximum number of Shares that may be issued upon the exercise of Incentive Stock Options shall equal the aggregate Share number stated in Section 3(a), plus, to the extent allowable under Section 422 of the Code and the Treasury Regulations promulgated thereunder, any Shares that become available for issuance under the Plan pursuant to Section 3(c).

(d) Share Reserve. The Company, during the term of this Plan, will at all times reserve and keep available such number of Shares as will be sufficient to satisfy the requirements of the Plan.

4. Administration of the Plan.

(a) Procedure.

(i) Multiple Administrative Bodies. Different Committees with respect to different groups of Service Providers may administer the Plan.

(ii) Section 162(m). To the extent that the Administrator determines it to be desirable to qualify Awards granted hereunder as “performance-based compensation” within the meaning of Section 162(m) of the Code, the Plan will be administered by a Committee of two (2) or more “outside directors” within the meaning of Section 162(m) of the Code.

(iii) Rule 16b-3. To the extent desirable to qualify transactions hereunder as exempt under Rule 16b-3, the transactions contemplated hereunder will be structured to satisfy the requirements for exemption under Rule 16b-3.

(iv) Other Administration. Other than as provided above, the Plan will be administered by (A) the Board or (B) a Committee, which committee will be constituted to satisfy Applicable Laws.

(b) Powers of the Administrator. Subject to the provisions of the Plan, and in the case of a Committee, subject to the specific duties delegated by the Board to such Committee, the Administrator will have the authority, in its discretion:

(i) to determine the Fair Market Value;

(ii) to select the Service Providers to whom Awards may be granted hereunder;

(iii) to determine the number of Shares to be covered by each Award granted hereunder;

(iv) to approve forms of Award Agreements for use under the Plan;

(v) to determine the terms and conditions, not inconsistent with the terms of the Plan, of any Award granted hereunder. Such terms and conditions include, but are not limited to, the exercise price, the time or times when Awards may be exercised (which may be based on performance criteria), any vesting acceleration or waiver of forfeiture restrictions, and any restriction or limitation regarding any Award or the Shares relating thereto, based in each case on such factors as the Administrator will determine;

(vi) to determine the terms and conditions of any, and to institute any Exchange Program. Notwithstanding the foregoing sentence, the Administrator may not institute an Exchange Program without stockholder approval;

(vii) to construe and interpret the terms of the Plan and Awards granted pursuant to the Plan;

(viii) to prescribe, amend and rescind rules and regulations relating to the Plan, including rules and regulations relating to sub-plans established for the purpose of satisfying applicable foreign laws or for qualifying for favorable tax treatment under applicable foreign laws;

(ix) to modify or amend each Award (subject to Section 20(c) of the Plan), including the discretionary authority to extend the post-termination exercisability period of Awards;

(x) to allow Participants to satisfy withholding tax obligations in such manner as prescribed in Section 16;

(xi) to authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Award previously granted by the Administrator;

(xii) to allow a Participant to defer the receipt of the payment of cash or the delivery of Shares that would otherwise be due to such Participant under an Award pursuant to such procedures as the Administrator may determine; and

(xiii) to make all other determinations deemed necessary or advisable for administering the Plan.

(c) Effect of Administrator’s Decision. The Administrator’s decisions, determinations and interpretations will be final and binding on all Participants and any other holders of Awards.

5. Eligibility. Nonstatutory Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Shares and Performance Units may be granted to Service Providers. Incentive Stock Options may be granted only to Employees.

6. Stock Options.

(a) Limitations.

(i) Each Option will be designated in the Award Agreement as either an Incentive Stock Option or a Nonstatutory Stock Option. However, notwithstanding such designation, to the extent that the aggregate Fair Market Value of the Shares with respect to which Incentive Stock Options are exercisable for the first time by the Participant during any calendar year (under all plans of the Company and any Parent or Subsidiary) exceeds one hundred thousand dollars ($100,000), such Options will be treated as Nonstatutory Stock Options. For purposes of this Section 6(a)(i), Incentive Stock Options will be taken into account in the order in which they were granted. The Fair Market Value of the Shares will be determined as of the time the Option with respect to such Shares is granted.

(ii) The Administrator will have complete discretion to determine the number of Shares subject to an Option granted to any Participant, provided that during any Fiscal Year, no Participant will be granted an Option covering more than 3,500,000 Shares.

(b) Term of Option. The term of each Option will be stated in the Award Agreement. In the case of an Incentive Stock Option, the term will be ten (10) years from the date of grant or such shorter term as may be provided in the Award Agreement. Moreover, in the case of an Incentive Stock Option granted to a Participant who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Parent or Subsidiary, the term of the Incentive Stock Option will be five (5) years from the date of grant or such shorter term as may be provided in the Award Agreement.

(c) Option Exercise Price and Consideration.

(i) Exercise Price. The per share exercise price for the Shares to be issued pursuant to exercise of an Option will be determined by the Administrator, subject to the following:

(1) In the case of an Incentive Stock Option

(A) granted to an Employee who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the per Share exercise price will be no less than one hundred ten percent (110%) of the Fair Market Value per Share on the date of grant.

(B) granted to any Employee other than an Employee described in paragraph (A) immediately above, the per Share exercise price will be no less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant.

(2) In the case of a Nonstatutory Stock Option, the per Share exercise price will be no less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant.

(3) Notwithstanding the foregoing, Options may be granted with a per Share exercise price of less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant pursuant to a transaction described in, and in a manner consistent with, Section 424(a) of the Code.

(ii) Waiting Period and Exercise Dates. At the time an Option is granted, the Administrator will fix the period within which the Option may be exercised and will determine any conditions that must be satisfied before the Option may be exercised.

(iii) Form of Consideration. The Administrator will determine the acceptable form of consideration for exercising an Option, including the method of payment. In the case of an Incentive Stock Option, the Administrator will determine the acceptable form of consideration at the time of grant. Such consideration may consist entirely of: (1) cash; (2) check; (3) other Shares, provided that such Shares have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which said Option will be exercised and provided that accepting such Shares will not result in any adverse accounting consequences to the Company, as the Administrator determines in its sole discretion; (4) consideration received by the Company under a broker-assisted (or other) cashless exercise program implemented by the Company in connection with the Plan; (5) such other consideration and method of payment for the issuance of Shares to the extent permitted by Applicable Laws; or (6) any combination of the foregoing methods of payment.

(d) Exercise of Option.

(i) Procedure for Exercise; Rights as a Stockholder. Any Option granted hereunder will be exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Administrator and set forth in the Award Agreement. An Option may not be exercised for a fraction of a Share.

An Option will be deemed exercised when the Company receives: (i) notice of exercise (in such form as the Administrator may specify from time to time) from the person entitled to exercise the Option, and (ii) full payment for the Shares with respect to which the Option is exercised (together with applicable withholding taxes). Full payment may consist of any consideration and method of payment authorized by the Administrator and permitted by the Award Agreement and the Plan. Shares issued upon exercise of an Option will be issued in the name of the Participant or, if requested by the Participant, in the name of the Participant and his or her spouse. Until the Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder will exist with respect to the Shares subject to an Option, notwithstanding the exercise of the Option. The Company will issue (or cause to be issued) such Shares promptly after the Option is exercised. No adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 15 of the Plan.

Exercising an Option in any manner will decrease the number of Shares thereafter available, both for purposes of the Plan and for sale under the Option, by the number of Shares as to which the Option is exercised.

(ii) Termination of Relationship as a Service Provider. If a Participant ceases to be a Service Provider, other than upon the Participant’s termination as the result of the Participant’s death or Disability, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement to the extent that the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, the Option will remain exercisable for three (3) months following the Participant’s termination. Unless otherwise provided by the Administrator, if on the date of termination the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will revert to the Plan. If after termination the Participant does not exercise his or her Option within the time specified by the Administrator, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

(iii) Disability of Participant. If a Participant ceases to be a Service Provider as a result of the Participant’s Disability, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement to the extent the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, the Option will remain exercisable for twelve (12) months following the Participant’s termination. Unless otherwise provided by the Administrator, if on the date of termination the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will revert to the Plan. If after termination the Participant does not exercise his or her Option within the time specified herein, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

(iv) Death of Participant. If a Participant dies while a Service Provider, the Option may be exercised following the Participant’s death within such period of time as is specified in the Award Agreement to the extent that the Option is vested on the date of death (but in no event may the Option be exercised later than the expiration of the term of such Option as set forth in the Award Agreement), by the Participant’s designated beneficiary, provided such beneficiary has been designated prior to Participant’s death in a form acceptable to the Administrator. If no such beneficiary has been designated by the Participant, then such Option may be exercised by the personal representative of the Participant’s estate or by the person(s) to whom the Option is transferred pursuant to the Participant’s will or in accordance with the laws of descent and distribution. In the absence of a specified time in the Award Agreement, the Option will remain exercisable for twelve (12) months following Participant’s death. Unless otherwise provided by the Administrator, if at the time of death Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will immediately revert to the Plan. If the Option is not so exercised within the time specified herein, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

7. Restricted Stock.

(a) Grant of Restricted Stock. Subject to the terms and provisions of the Plan, the Administrator, at any time and from time to time, may grant Shares of Restricted Stock to Service Providers in such amounts as the Administrator, in its sole discretion, will determine.

(b) Restricted Stock Agreement. Each Award of Restricted Stock will be evidenced by an Award Agreement that will specify the Period of Restriction, the number of Shares granted, and such other terms and conditions as the Administrator, in its sole discretion, will determine. Notwithstanding the foregoing sentence, for Restricted Stock intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code, during any Fiscal Year, no Participant will receive more than an aggregate of 1,200,000 Shares of Restricted Stock. Unless the Administrator determines otherwise, the Company as escrow agent will hold Shares of Restricted Stock until the restrictions on such Shares have lapsed.

(c) Transferability. Except as provided in this Section 7, Shares of Restricted Stock may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of the applicable Period of Restriction.

(d) Other Restrictions. The Administrator, in its sole discretion, may impose such other restrictions on Shares of Restricted Stock as it may deem advisable or appropriate.

(e) Removal of Restrictions. Except as otherwise provided in this Section 7, Shares of Restricted Stock covered by each Restricted Stock grant made under the Plan will be released from escrow as soon as practicable after the last day of the Period of Restriction or at such other time as the Administrator may determine. The Administrator, in its discretion, may accelerate the time at which any restrictions will lapse or be removed.

(f) Voting Rights. During the Period of Restriction, Service Providers holding Shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those Shares, unless the Administrator determines otherwise.

(g) Dividends and Other Distributions. During the Period of Restriction, Service Providers holding Shares of Restricted Stock will be entitled to receive all dividends and other distributions paid with respect to such Shares, unless the Administrator provides otherwise. If any such dividends or distributions are paid in Shares, the Shares will be subject to the same restrictions on transferability and forfeitability as the Shares of Restricted Stock with respect to which they were paid.

(h) Return of Restricted Stock to Company. On the date set forth in the Award Agreement, the Restricted Stock for which restrictions have not lapsed will revert to the Company and again will become available for grant under the Plan.

(i) Section 162(m) Performance Restrictions. For purposes of qualifying grants of Restricted Stock as “performance-based compensation” under Section 162(m) of the Code, the Administrator, in its discretion, may set restrictions based upon the achievement of Performance Goals. The Performance Goals will be set by the Administrator on or before the Determination Date. In granting Restricted Stock which is intended to qualify under Section 162(m) of the Code, the Administrator will follow any procedures determined by it from time to time to be necessary or appropriate to ensure qualification of the Award under Section 162(m) of the Code (e.g., in determining the Performance Goals).

8. Restricted Stock Units.

(a) Grant. Restricted Stock Units may be granted at any time and from time to time as determined by the Administrator. After the Administrator determines that it will grant Restricted Stock Units under the Plan, it shall advise the Participant in an Award Agreement of the terms, conditions, and restrictions related to the grant, including the number of Restricted Stock Units and the form of payout, which, subject to Section 8(d), may be left to the discretion of the Administrator. Notwithstanding anything to the contrary in this subsection (a), for Restricted Stock Units intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code, during any Fiscal Year of the Company, no Participant will receive more than an aggregate of 1,200,000 Restricted Stock Units.

(b) Vesting Criteria and Other Terms. The Administrator shall set vesting criteria in its discretion, which, depending on the extent to which the criteria are met, will determine the number of Restricted Stock Units that will be paid out to the Participant. The Administrator may set vesting criteria based upon the achievement of Company-wide, business unit, or individual goals (including, but not limited to, continued employment), or any other basis determined by the Administrator in its discretion.

(c) Earning Restricted Stock Units. Upon meeting the applicable vesting criteria, the Participant shall be entitled to receive a payout as determined by the Administrator. Notwithstanding the foregoing, at any time after the grant of Restricted Stock Units, the Administrator, in its sole discretion, may reduce or waive any vesting criteria that must be met to receive a payout.

(d) Form and Timing of Payment. Payment of earned Restricted Stock Units shall be made as soon as practicable after the date(s) determined by the Administrator and set forth in the Award Agreement. The Administrator, in its sole discretion, may only settle earned Restricted Stock Units in cash, Shares, or a combination of both.

(e) Cancellation. On the date set forth in the Award Agreement, all unearned Restricted Stock Units shall be forfeited to the Company.

(f) Section 162(m) Performance Restrictions. For purposes of qualifying grants of Restricted Stock Units as “performance-based compensation” under Section 162(m) of the Code, the Administrator, in its discretion, may set restrictions based upon the achievement of Performance Goals. The Performance Goals will be set by the Administrator on or before the Determination Date. In granting Restricted Stock Units which are intended to qualify under Section 162(m) of the Code, the Administrator will follow any procedures determined by it from time to time to be necessary or appropriate to ensure qualification of the Award under Section 162(m) of the Code (e.g., in determining the Performance Goals).

9. Stock Appreciation Rights.

(a) Grant of Stock Appreciation Rights. Subject to the terms and conditions of the Plan, a Stock Appreciation Right may be granted to Service Providers at any time and from time to time as will be determined by the Administrator, in its sole discretion.

(b) Number of Shares. The Administrator will have complete discretion to determine the number of Stock Appreciation Rights granted to any Participant; provided, however, that no Participant will be granted, in any Fiscal Year, Stock Appreciation Rights covering more than 1,200,000 Shares.

(c) Exercise Price and Other Terms. The per share exercise price for the Shares to be issued pursuant to exercise of a Stock Appreciation Right shall be determined by the Administrator and shall be no less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant, except that Stock Appreciation Rights may be granted with a per Share exercise price of less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant pursuant to a transaction described in, and in a manner consistent with, Section 424(a) of the Code. Otherwise, subject to Section 6(a) of the Plan, the Administrator, subject to the provisions of the Plan, shall have complete discretion to determine the terms and conditions of Stock Appreciation Rights granted under the Plan.

(d) Stock Appreciation Right Agreement. Each Stock Appreciation Right grant will be evidenced by an Award Agreement that will specify the exercise price, the term of the Stock Appreciation Right, the conditions of exercise, and such other terms and conditions as the Administrator, in its sole discretion, will determine.

(e) Expiration of Stock Appreciation Rights. A Stock Appreciation Right granted under the Plan will expire upon the date determined by the Administrator, in its sole discretion, and set forth in the Award Agreement. Notwithstanding the foregoing, the rules of Section 6(d) also will apply to Stock Appreciation Rights.

(f) Payment of Stock Appreciation Right Amount. Upon exercise of a Stock Appreciation Right, a Participant will be entitled to receive payment from the Company in an amount determined by multiplying:

(i) The difference between the Fair Market Value of a Share on the date of exercise over the exercise price; times

(ii) The number of Shares with respect to which the Stock Appreciation Right is exercised.

At the discretion of the Administrator, the payment upon Stock Appreciation Right exercise may be in cash, in Shares of equivalent value, or in some combination thereof.

10. Performance Units and Performance Shares.

(a) Grant of Performance Units/Shares. Performance Units and Performance Shares may be granted to Service Providers at any time and from time to time, as will be determined by the Administrator, in its sole discretion. The Administrator will have complete discretion in determining the number of Performance Units and Performance Shares granted to each Participant; provided that during any Fiscal Year, for Performance Units or Performance Shares intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code, (i) no Participant will receive Performance Units having an initial value greater than $1,000,000, and (ii) no Participant will receive more than 1,200,000 Performance Shares.

(b) Value of Performance Units/Shares. Each Performance Unit will have an initial value that is established by the Administrator on or before the date of grant. Each Performance Share will have an initial value equal to the Fair Market Value of a Share on the date of grant.

(c) Performance Objectives and Other Terms. The Administrator will set performance objectives or other vesting provisions (including, without limitation, continued status as a Service Provider) in its discretion which, depending on the extent to which they are met, will determine the number or value of Performance Units/Shares that will be paid out to the Service Providers. Each Award of Performance Units/Shares will be evidenced by an Award Agreement that will specify the Performance Period, and such other terms and conditions as the Administrator, in its sole discretion, will determine. The Administrator may set performance objectives based upon the achievement of Company-wide, divisional, or individual goals, applicable federal or state securities laws, or any other basis determined by the Administrator in its discretion.

(d) Earning of Performance Units/Shares. After the applicable Performance Period has ended, the holder of Performance Units/Shares will be entitled to receive a payout of the number of Performance Units/Shares earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding performance objectives or other vesting provisions have been achieved. After the grant of a Performance Unit/Share, the Administrator, in its sole discretion, may reduce or waive any performance objectives or other vesting provisions for such Performance Unit/Share.

(e) Form and Timing of Payment of Performance Units/Shares. Payment of earned Performance Units/Shares will be made as soon as practicable after the expiration of the applicable Performance Period. The

Administrator, in its sole discretion, may pay earned Performance Units/Shares in the form of cash, in Shares (which have an aggregate Fair Market Value equal to the value of the earned Performance Units/Shares at the close of the applicable Performance Period) or in a combination thereof.

(f) Cancellation of Performance Units/Shares. On the date set forth in the Award Agreement, all unearned or unvested Performance Units/Shares will be forfeited to the Company, and again will be available for grant under the Plan.

(g) Section 162(m) Performance Restrictions. For purposes of qualifying grants of Performance Units/Shares as “performance-based compensation” under Section 162(m) of the Code, the Administrator, in its discretion, may set restrictions based upon the achievement of Performance Goals. The Performance Goals will be set by the Administrator on or before the Determination Date. In granting Performance Units/Shares which are intended to qualify under Section 162(m) of the Code, the Administrator will follow any procedures determined by it from time to time to be necessary or appropriate to ensure qualification of the Award under Section 162(m) of the Code (e.g., in determining the Performance Goals).

11. Formula Awards to Outside Directors.

(a) General. Outside Directors will be entitled to receive all types of Awards (except Incentive Stock Options) under this Plan, including discretionary Awards not covered under this Section 11. All grants of Awards to Outside Directors pursuant to this Section will be automatic and nondiscretionary, except as otherwise provided herein, and will be made in accordance with the following provisions:

(b) Type of Option. If Options are granted pursuant to this Section they will be Nonstatutory Stock Options and, except as otherwise provided herein, will be subject to the other terms and conditions of the Plan.

(c) No Discretion. No person will have any discretion to select which Outside Directors will be granted Awards under this Section or to determine the number of Shares to be covered by such Awards (except as provided in Sections 11(d), 11(g) and 15).

(d) Initial Award. Each person who first becomes an Outside Director following the Registration Date will be granted an Option to purchase such number of Shares as determined by the Administrator in its sole discretion (the “Initial Award”) on or about the date on which such person first becomes an Outside Director, whether through election by the stockholders of the Company or appointment by the Board to fill a vacancy. Nothing in this Section 11(d) shall obligate the Administrator to grant an Initial Award if it should determine in its discretion not to do so.

(e) Annual Award. Each Outside Director will be automatically granted an Option to purchase 20,000 Shares (an “Annual Award”) on each date of the annual meeting of the stockholders of the Company beginning in 2007, if as of such date, he or she will have served on the Board for at least the preceding ten (10) months.

(f) Terms. The terms of each Award granted pursuant to this Section will be as follows:

(i) The term of the Award will be ten (10) years.

(ii) The exercise price for Shares subject to Awards will be one hundred percent (100%) of the Fair Market Value on the grant date.

(iii) Subject to Section 15, the Initial Award will vest and become exercisable as the Administrator determines in its sole discretion.

(iv) Subject to Section 15, the Annual Award will vest and become exercisable as to one hundred percent (100%) of the Shares subject to such Award on the day prior to the next year’s annual stockholder meeting (but in no event later than December 31 of the calendar year following the calendar year during which the Annual Award was granted), provided that the Participant continues to serve as a Director through such date.

(g) Adjustments. The Administrator in its discretion may change and otherwise revise the terms of Awards granted under this Section 11, including, without limitation, the number of Shares and exercise prices thereof, for Awards granted on or after the date the Administrator determines to make any such change or revision.

12. Performance-Based Compensation Under Code Section 162(m).

(a) General. If the Administrator, in its discretion, decides to grant an Award intended to qualify as “performance-based compensation” under Code Section 162(m), the provisions of this Section 12 will control over any contrary provision in the Plan; provided, however, that the Administrator may in its discretion grant Awards that are not intended to qualify as “performance-based compensation” under Section 162(m) of the Code to such Participants that are based on Performance Goals or other specific criteria or goals but that do not satisfy the requirements of this Section 12.

(b) Performance Goals. The granting and/or vesting of Awards of Restricted Stock, Restricted Stock Units, Performance Shares and Performance Units and other incentives under the Plan may be made subject to the attainment of performance goals relating to one or more business criteria within the meaning of Code Section 162(m) and may provide for a targeted level or levels of achievement (“Performance Goals”) including attainment of research and development milestones, bookings, cash flow, cash position, contract awards or backlog, customer renewals, earnings (which may include earnings before interest and taxes; earnings before taxes; net earnings; and earnings before interest, taxes, depreciation and amortization), earnings per Share, expense reduction, gross margin, growth with respect to any of the foregoing measures, growth in bookings, growth in revenues, growth in stockholder value relative to the moving average of the S&P 500 Index or another index, internal rate of return, market share, net income, net profit, net sales, new product development, new product invention or innovation, number of customers, operating cash flow, operating expenses, operating income (GAAP and non-GAAP), operating margin, pre-tax profit, product release timelines, productivity, profit, return on assets, return on capital, return on stockholder equity, return on investment, return on sales, revenue, revenue growth, sales results, sales growth, stock price increase, time to market, total stockholder return, and working capital. Any Performance Goals may be used to measure the performance of the Company as a whole or a business unit of the Company and may be measured relative to a peer group or index. The Performance Goals may differ from Participant to Participant and from Award to Award. Prior to the Determination Date, the Administrator will determine whether any significant element(s) will be included in or excluded from the calculation of any Performance Goal with respect to any Participant.

(c) Procedures. To the extent necessary to comply with the performance-based compensation provisions of Code Section 162(m), with respect to any Award granted subject to Performance Goals, within the first twenty-five percent (25%) of the Performance Period, but in no event more than ninety (90) days following the commencement of any Performance Period (or such other time as may be required or permitted by Code Section 162(m)), the Administrator will, in writing: (i) designate one or more Participants to whom an Award will be made, (ii) select the Performance Goals applicable to the Performance Period, (iii) establish the Performance Goals, and amounts of such Awards, as applicable, which may be earned for such Performance Period, and (iv) specify the relationship between Performance Goals and the amounts of such Awards, as applicable, to be earned by each Participant for such Performance Period. Following the completion of each Performance Period, the Administrator will certify in writing whether the applicable Performance Goals have been achieved for such Performance Period. In determining the amounts earned by a Participant, the Administrator will have the right to reduce or eliminate (but not to increase) the amount payable at a given level of performance to take into account additional factors that the Administrator may deem relevant to the assessment of individual or corporate performance for the Performance Period. A Participant will be eligible to receive payment pursuant to an Award for a Performance Period only if the Performance Goals for such period are achieved.

(d) Additional Limitations. Notwithstanding any other provision of the Plan, any Award which is granted to a Participant and is intended to constitute qualified “performance-based compensation” under Code Section 162(m) will be subject to any additional limitations set forth in the Code (including any amendment to Section 162(m)) or any regulations and ruling issued thereunder that are requirements for qualification as qualified “performance-based compensation” as described in Section 162(m) of the Code, and the Plan will be deemed amended to the extent necessary to conform to such requirements.

13. Leaves of Absence/Transfer Between Locations. Unless the Administrator provides otherwise, vesting of Awards granted hereunder will be suspended during any unpaid leave of absence. A Participant will not cease to be an Employee in the case of (i) any leave of absence approved by the Company, or (ii) transfers between locations of the Company or between the Company, its Parent, or any Subsidiary. For purposes of Incentive Stock Options, no such leave may exceed three (3) months, unless reemployment upon expiration of such leave is guaranteed by statute or contract. If reemployment upon expiration of a leave of absence approved by the Company is not so guaranteed, then six (6) months and one (1) day following the commencement of such leave any Incentive Stock Option held by the Participant will cease to be treated as an Incentive Stock Option and will be treated for tax purposes as a Nonstatutory Stock Option.

14. Transferability of Awards. Unless determined otherwise by the Administrator, an Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Participant, only by the Participant. If the Administrator makes an Award transferable, such Award will contain such additional terms and conditions as the Administrator deems appropriate.

15. Adjustments; Dissolution or Liquidation; Merger or Change in Control.

(a) Adjustments. In the event that any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or other securities of the Company, or other change in the corporate structure of the Company affecting the Shares occurs, the Administrator, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under the Plan, will adjust the number and class of Shares that may be delivered under the Plan and/or the number, class, and price of Shares covered by each outstanding Award, the numerical Share limits set forth in Sections 3, 6, 7, 8, 9 and 10 of the Plan, and the number of Shares issuable pursuant to Awards to be granted under Section 11 of the Plan.

(b) Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Administrator will notify each Participant as soon as practicable prior to the effective date of such proposed transaction. To the extent it has not been previously exercised, an Award will terminate immediately prior to the consummation of such proposed action.

(c) Change in Control. In the event of a merger or Change in Control, each outstanding Award will be treated as the Administrator determines, including, without limitation, that each Award be assumed or an equivalent option or right substituted by the successor corporation or a Parent or Subsidiary of the successor corporation. The Administrator shall not be required to treat all Awards similarly in the transaction.

In the event that the successor corporation does not assume or substitute for the Award, the Participant will fully vest in and have the right to exercise all of his or her outstanding Options and Stock Appreciation

Rights, including Shares as to which such Awards would not otherwise be vested or exercisable, all restrictions on Restricted Stock and Restricted Stock Units will lapse, and, with respect to Awards with performance-based vesting, all Performance Goals or other vesting criteria will be deemed achieved at one hundred percent (100%) of target levels and all other terms and conditions met. In addition, if an Option or Stock Appreciation Right is not assumed or substituted in the event of a Change in Control, the Administrator will notify the Participant in writing or electronically that the Option or Stock Appreciation Right will be fully vested and exercisable for a period of time determined by the Administrator in its sole discretion, and the Option or Stock Appreciation Right will terminate upon the expiration of such period.

For the purposes of this subsection (c), an Award will be considered assumed if, following the Change in Control, the Award confers the right to purchase or receive, for each Share subject to the Award immediately prior to the Change in Control, the consideration (whether stock, cash, or other securities or property) received in the Change in Control by holders of Common Stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the Change in Control is not solely common stock of the successor corporation or its Parent, the Administrator may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of an Option or Stock Appreciation Right or upon the payout of a Restricted Stock Unit, Performance Unit or Performance Share, for each Share subject to such Award, to be solely common stock of the successor corporation or its Parent equal in fair market value to the per share consideration received by holders of Common Stock in the Change in Control.

Notwithstanding anything in this Section 15(c) to the contrary, an Award that vests, is earned or paid-out upon the satisfaction of one or more Performance Goals will not be considered assumed if the Company or its successor modifies any of such Performance Goals without the Participant’s consent; provided, however, a modification to such Performance Goals only to reflect the successor corporation’s post-Change in Control corporate structure will not be deemed to invalidate an otherwise valid Award assumption.

(d) Outside Director Awards. With respect to Awards granted to an Outside Director that are assumed or substituted for, if on the date of or following such assumption or substitution the Participant’s status as a Director or a director of the successor corporation, as applicable, is terminated other than upon a voluntary resignation by the Participant (unless such resignation is at the request of the acquirer), then the Participant will fully vest in and have the right to exercise Options and/or Stock Appreciation Rights as to all of the Shares underlying such Award, including those Shares which would not otherwise be vested or exercisable, all restrictions on Restricted Stock and Restricted Stock Units will lapse, and, with respect to Performance Units and Performance Shares, all Performance Goals or other vesting criteria will be deemed achieved at one hundred percent (100%) of target levels and all other terms and conditions met.

16. Tax.

(a) Withholding Requirements. Prior to the delivery of any Shares or cash pursuant to an Award (or exercise thereof), the Company will have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy federal, state, local, foreign or other taxes (including the Participant’s FICA obligation) required to be withheld with respect to such Award (or exercise thereof).

(b) Withholding Arrangements. The Administrator, in its sole discretion and pursuant to such procedures as it may specify from time to time, may permit a Participant to satisfy such tax withholding obligation, in whole or in part by (without limitation) (i) paying cash, (ii) electing to have the Company withhold otherwise deliverable cash or Shares having a Fair Market Value equal to the minimum statutory amount required to be withheld, or (iii) delivering to the Company already-owned Shares having a Fair Market Value equal to the minimum statutory amount required to be withheld. The Fair Market Value of the Shares to be withheld or delivered will be determined as of the date that the taxes are required to be withheld.

(c) Compliance With Code Section 409A. Awards will be designed and operated in such a manner that they are either exempt from the application of, or comply with, the requirements of Code Section 409A such that the grant, payment, settlement or deferral will not be subject to the additional tax or interest applicable under Code Section 409A, except as otherwise determined in the sole discretion of the Administrator. The Plan and each Award Agreement under the Plan is intended to meet the requirements of Code Section 409A and will be construed and interpreted in accordance with such intent, except as otherwise determined in the sole discretion of the Administrator. To the extent that an Award or payment, or the settlement or deferral thereof, is subject to Code Section 409A the Award will be granted, paid, settled or deferred in a manner that will meet the requirements of Code Section 409A, such that the grant, payment, settlement or deferral will not be subject to the additional tax or interest applicable under Code Section 409A.

17. No Effect on Employment or Service. Neither the Plan nor any Award will confer upon a Participant any right with respect to continuing the Participant’s relationship as a Service Provider with the Company, nor will they interfere in any way with the Participant’s right or the Company’s right to terminate such relationship at any time, with or without cause, to the extent permitted by Applicable Laws.

18. Date of Grant. The date of grant of an Award will be, for all purposes, the date on which the Administrator makes the determination granting such Award, or such other later date as is determined by the Administrator. Notice of the determination will be provided to each Participant within a reasonable time after the date of such grant.

19. Term of Plan. Subject to Section 23 of the Plan, the Plan will become effective upon its adoption by the Board. It will continue in effect until November 22, 2016, a term of ten (10) years from the date initially adopted by the Board, unless terminated earlier under Section 20 of the Plan.

20. Amendment and Termination of the Plan.

(a) Amendment and Termination. The Board may at any time amend, alter, suspend or terminate the Plan.

(b) Stockholder Approval. The Company will obtain stockholder approval of any Plan amendment to the extent necessary and desirable to comply with Applicable Laws.

(c) Effect of Amendment or Termination. No amendment, alteration, suspension or termination of the Plan will impair the rights of any Participant, unless mutually agreed otherwise between the Participant and the Administrator, which agreement must be in writing and signed by the Participant and the Company. Termination of the Plan will not affect the Administrator’s ability to exercise the powers granted to it hereunder with respect to Awards granted under the Plan prior to the date of such termination.

21. Conditions Upon Issuance of Shares.

(a) Legal Compliance. Shares will not be issued pursuant to the exercise of an Award unless the exercise of such Award and the issuance and delivery of such Shares will comply with Applicable Laws and will be further subject to the approval of counsel for the Company with respect to such compliance.

(b) Investment Representations. As a condition to the exercise of an Award, the Company may require the person exercising such Award to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required.

22. Inability to Obtain Authority. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, will relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority will not have been obtained.

23. Stockholder Approval. The Plan, as last amended and restated, will be subject to approval by the stockholders of the Company within twelve (12) months after the date the Plan, as last amended and restated, is adopted by the Board. Such stockholder approval will be obtained in the manner and to the degree required under Applicable Laws.

**********

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

We encourage you to take advantage of Internet or telephone voting. Both are available 24 hours a day, 7 days a week.

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to the annual meeting day.

ISILON SYSTEMS, INC.

INTERNET http://www.proxyvoting.com/isln

Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.

OR

TELEPHONE 1-866-540-5760

Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

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FOLD AND DETACH HERE

Please mark your votes as indicated in this example

The Board of Directors recommends a vote FOR Items 1, 2 and 3.

FOR ALL WITHHOLD FOR ALL *EXCEPTIONS

1. ELECTION OF CLASS I DIRECTORS

Nominees:

01 William D. Ruckelshaus

02 Gregory L. McAdoo

FOR AGAINST ABSTAIN

2. RATIFY THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

3. APPROVAL OF THE 2006 EQUITY INCENTIVE PLAN (AS AMENDED)

If you plan to attend the Annual Meeting, please mark the WILL ATTEND box.

WILL ATTEND

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box above and write that nominee’s name in the space provided below.)

*Exceptions

This proxy, when properly executed, will be voted in the manner directed on this proxy card. Management recommends a vote FOR all nominees designated on this proxy card and FOR proposals 2 and 3. If no specification is made, a vote FOR all nominees and FOR proposals 2 and 3 will be entered. In their discretion, the holders of this proxy are authorized to vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

The undersigned hereby revokes any proxy or proxies heretofore given for such shares and ratifies all that said proxies or their substitutes may lawfully do by virtue hereof.

IMPORTANT - PLEASE SIGN AND RETURN PROMPTLY

Mark Here for Address Change or Comments

SEE REVERSE

Signature Signature Date

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

You can now access your Isilon Systems, Inc. account online.

Access your Isilon Systems, Inc. account online via Investor ServiceDirect® (ISD).

BNY Mellon Shareowner Services, the transfer agent for Isilon Systems, Inc., now makes it easy and convenient to get current information on your shareholder account.

• View account status • View payment history for dividends

• View certificate history • Make address changes

• View book-entry information • Obtain a duplicate 1099 tax form

• Establish/change your PIN

Visit us on the web at http://www.bnymellon.com/shareowner/isd

For Technical Assistance Call 1-877-978-7778 between 9am-7pm Monday-Friday Eastern Time

Investor ServiceDirect ®

Available 24 hours per day, 7 days per week

TOLL FREE NUMBER: 1-877-854-4575

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment.

You can view the Annual Report and Proxy Statement on the Internet at: http://www.RRDEZProxy.com/2010/ISLN

FOLD AND DETACH HERE

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

Isilon Systems, Inc.

The undersigned hereby appoints Sujal M. Patel and William D. Richter, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Isilon Systems, Inc. common stock that the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the annual meeting of stockholders of the company to be held on May 19, 2010, or any adjournment thereof, with all powers that the undersigned would possess if present at the meeting.

Address Change/Comments

(Mark the corresponding box on the reverse side) BNY MELLON SHAREOWNER SERVICES P.O. BOX 3550

SOUTH HACKENSACK, NJ 07606-9250

(Continued and to be marked, dated and signed, on the other side)

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